As filed with the Securities and Exchange Commission on August 23, 2000
                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                             PNY TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)


        DELAWARE                        3577                     11-2724278
(State of incorporation)     (Primary Standard Industrial     (I.R.S. employer
                              Classification code number)    identification no.)


                                 299 WEBRO ROAD
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 515-9700
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   GADI COHEN
                             CHIEF EXECUTIVE OFFICER
                             PNY TECHNOLOGIES, INC.
                                 299 WEBRO ROAD
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 515-9700
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                 Please address a copy of all communications to:

       MARK WEISSLER, ESQ.                             JEREMY W. DICKENS, ESQ.
   ARNOLD B. PEINADO, III, ESQ.                      WEIL, GOTSHAL & MANGES LLP
MILBANK, TWEED, HADLEY & MCCLOY LLP                       767 FIFTH AVENUE
    1 CHASE MANHATTAN PLAZA                              NEW YORK, NY 10153
      NEW YORK, NY 10005                                  (212) 310-8000
        (212) 530-5000
                              ---------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================= ======================================= =========================
                         TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
                       SECURITIES TO BE REGISTERED                      OFFERING PRICE (1)                 REGISTRATION FEE
------------------------------------------------------------- --------------------------------------- -------------------------
Common Stock, $0.01 par value..............................                $143,750,000                        $37,950
============================================================= ======================================= =========================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

                              ---------------------

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED AUGUST 23, 2000

PROSPECTUS

                                     SHARES


                                     [LOGO]

                                  COMMON STOCK


--------------------------------------------------------------------------------


      This is our initial public offering of common stock. We are offering up
to      shares of common stock. No public market currently exists for our shares.

      We propose to list our common stock on the Nasdaq National Market under
the symbol "PNYT." The anticipated price range is $      to $       per share.



     INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 6.



                                                     Per Share           Total
Public Offering Price . . . . . . . . . . . . . ..   $                   $
Underwriting Discounts . . . . . . . . . . . . .
Proceeds to PNY Technologies . . . . . . . . . .

      We have granted the underwriters a 30-day option to purchase up to additional shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Lehman Brothers, on behalf of the underwriters, expects to deliver the
shares on or about      , 2000.

--------------------------------------------------------------------------------

LEHMAN BROTHERS
               ROBERTSON STEPHENS
                                NEEDHAM & COMPANY, INC.
                                                      FIDELITY CAPITAL MARKETS
                                                      A DIVISION OF NATIONAL
                                                      FINANCIAL SERVICES
                                                      CORPORATION

       , 2000

                               INSIDE FRONT COVER

           Depicted is a sample of our products, ranging from multimedia products, including in the upper right hand corner, CD Media, Compact Flash, and Smart Media, to some of our memory products for desktops, notebooks, workstations and servers. In the lower left hand corner are memory modules for OEM applications. Diagonally descending from right to left are five images of various key departments representing the steps in the manufacturing process.

                                TABLE OF CONTENTS

About this Prospectus........................................i
Forward-Looking Statements..................................ii
Prospectus Summary...........................................1
Risk Factors.................................................6
Use of Proceeds.............................................11
Dividend Policy.............................................11
Capitalization..............................................12
Dilution....................................................13
Selected Financial Data.....................................14
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............16
Business....................................................24
Management..................................................34
Related Party Transactions..................................42
Principal Stockholders......................................43
Description of Capital Stock................................45
Shares Eligible for Future Sale.............................49
United States Federal Income Tax Consequences
  to Non-U.S. Holders.......................................51
Underwriting................................................54
Legal Matters...............................................56
Experts.....................................................57
Where You Can Find Additional Information...................57
Index to Consolidated Financial
    Statements..............................................F-1



                              ABOUT THIS PROSPECTUS

           You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our common stock.

           In this prospectus, "we," "us" and "our" refer to PNY Technologies, Inc., a Delaware corporation, and its subsidiaries.

           Until , 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

           We own or have rights to product names, trade names and trademarks that we use in conjunction with the sale of our products, including the PNY name and logo. This prospectus also contains product names, trade names and trademarks that belong to other organizations.

           Unless otherwise indicated, the information in this prospectus assumes that:

         o        the underwriters do not exercise their overallotment option,

         o holders of warrants to purchase an aggregate of 487,500 shares of our common stock exercise their warrants in a cashless
                  exercise, resulting in       shares of our common stock being
                  issued,

         o        the initial public offering price of our common stock will be
                  $       per share, and

         o we effect the conversion of 13,658 shares of our Series A preferred stock into 1,365,800 shares of common stock,
and does not give effect to a       for        stock split of our common shares
which we expect to effect prior to the effectiveness of the registration statement of which this prospectus forms a part.

           This prospectus includes statistical data regarding our company and the memory module market in which we compete. We derived this data from our records or from information published or prepared by various independent sources for market data, including Dataquest Inc., PC Data Inc. and the Semiconductor Industry Association. PC Data does not include memory modules sold by Circuit City or Office Depot in their retail sales data. We have based the market data relating to our relative position in our industry on industry sources that we believe to be reliable and the good faith estimates of our management. Although we believe those industry sources are reliable, we are not guaranteeing the accuracy and completeness of this information and we have not independently verified it.


                           FORWARD-LOOKING STATEMENTS

           This prospectus contains forward-looking statements, including statements concerning conditions in the memory, high performance computing, networking and communications and consumer electronics industries, and concerning our business, financial condition, operating strategies, and our operational and legal risks. We use words like "believe," "expect," "anticipate," "intend," "future," "plan" and other similar expressions to identify forward-looking statements. Purchasers of our common stock should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. These forward-looking statements are based on our current expectations and are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Our actual results could differ materially from those expressed in these forward-looking statements, and any events anticipated in the forward-looking statements may not actually occur. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no duty to update any forward-looking statements after the date of this prospectus to conform those statements to actual results or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

           The following summary highlights information we present more fully elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including "Risk Factors" and our consolidated financial statements and the related notes beginning on page F-1, before deciding to invest in our common stock.

                                PNY TECHNOLOGIES

           We are a leading manufacturer of standard and custom memory modules and provider of related engineering and supply-chain management services to original equipment manufacturers, or OEMs, retailers and other memory module resellers. Our memory modules use all major memory technologies, including dynamic random access memory (DRAM), static random access memory (SRAM) and flash. Our DRAM memory modules employ both leading-edge architectures, such as double data rate (DDR) and Rambus, and trailing-edge architectures, such as extended data output (EDO) and fast page (FP). Our OEM customers use our memory modules in a wide range of applications, from high-end computing and Internet and telecommunications infrastructure equipment, to various consumer and commercial applications. Our reseller channel customers sell our products to consumers and businesses who use them to improve the speed and performance of their computers, work stations, printers and other electronic devices, such as digital cameras and personal digital assistants.

           In our OEM channel, we sell to OEMs, contract electronics manufacturers and semiconductor manufacturers, primarily in the United States and western Europe. We provide a full complement of integrated manufacturing and logistics services to these customers, such as design engineering, inventory forecasting, materials procurement, component assembly and testing, product packaging and distribution. Our OEM channel customers include industry leaders such as Cisco Systems, Inc., Jabil Circuit, Inc., NEC Corporation, Network Appliance, Inc. and Oki Electric Industry Company. We believe that our OEM channel customers rely on us for our superior service, flexibility and responsiveness, as well as our engineering and logistics expertise. Cisco Systems, our largest customer, recently recognized our superior service when it awarded us one of its principal supplier awards in 1999. For the six months ended June 30, 2000, sales to our OEM channel customers accounted for approximately 55% of our total revenues, compared to 26% for the six months ended June 30, 1999. We believe that the OEM sales channel represents a significant growth opportunity for our business over the next several years.

           We are the leading manufacturer of memory modules for the U.S. retail market, with sales of our products accounting for approximately 65% of retail sales for the twelve months ended May 31, 2000, according to PC Data. Our memory modules are the primary memory modules sold at several of the largest consumer electronics and office supply chains, both domestically and internationally, including Best Buy Co. Inc., CompUSA Inc., Dixons Group plc., Office Depot and Staples, Inc. We believe that our 15 years of experience selling in the reseller channel and our reputation for product quality and availability have generated strong brand recognition among many retail memory module customers. We have recently begun to capitalize on our brand name and our relationships with our large reseller customers to enter into other product areas, such as recordable compact discs and flash memory accessories.

           The demand for memory modules in electronic systems is growing rapidly. Dataquest forecasts that the worldwide market for DRAM memory modules will increase from $20.8 billion in 1999 to $69.4 billion in 2002, a 49.6% compound annual growth rate. Several factors contribute to the increasing use of memory, such as the development of high-performance computers and servers, the greater complexity of software, the development of high-bandwidth and graphics-intensive applications, and evolving Internet and telecommunications infrastructure requirements. In addition, digital computing and processing have extended beyond traditional applications like computers and servers to include a wide array of electronic equipment, such as routers, switches, hubs, digital cameras, digital video recorders, digital audio players, personal digital assistants and "smart" appliances.

           There are two types of memory module manufacturers: memory semiconductor manufacturers who produce their own silicon chips and assemble them into memory modules, and independent manufacturers like ourselves who purchase memory semiconductors from third parties and then assemble those semiconductors into memory modules. Memory semiconductor manufacturers generally focus on high-volume standard memory modules and require long lead times. Independent memory module manufacturers typically are smaller in size and seek to distinguish themselves by being more responsive and flexible in the types of memory modules they provide, as well as the amount of lead time required for delivery. Dataquest expects independent memory module manufacturer revenues to grow at a compound annual rate of 53.8% from 1999 through 2002, compared to 47.9% for memory module revenues of semiconductor manufacturers over the same period.

           Many OEM channel participants are increasingly outsourcing the production of the memory modules used in their finished products or equipment to specialized memory module manufacturers like ourselves. This trend results from the need for OEM channel participants to: (i) focus on their core product design, development and marketing competencies, (ii) reduce time-to-market for new products and increase manufacturing flexibility, (iii) maintain a broad range of memory module technologies and (iv) manage inventory costs.

           We have established strong relationships with numerous OEMs, contract electronics manufacturers and resellers, many of which are leaders in their respective markets. These relationships are a result of our ability to provide superior service to our customers, based on our: (i) strong supply-chain management capabilities, (ii) responsiveness and flexible customer service,
(iii) comprehensive engineering and testing services and (iv) broad range of products.

           We intend to further our position as a leading manufacturer of standard and customary memory modules and provider of related engineering and supply-chain management services. In addition, we intend to enter new product categories in the retail channel by capitalizing on our widely-recognized brand name. Our strategy is to:

         o        expand sales to rapidly growing OEMs,

         o continue to focus on both leading-edge and trailing-edge technologies,

         o        maintain core market-leading customer base,

         o        maintain strong vendor relationships,

         o capitalize on our brand name to expand into other retail product lines, and

         o pursue acquisitions of complementary businesses and facilities.

                               ------------------

           PNY is a Delaware corporation, originally incorporated in 1985. Our principal executive office is located at 299 Webro Road, Parsippany, NJ 07054. Our telephone number is (973) 515-9700. We maintain a website on the Internet at www.pny.com. Our website and the information it contains are not a part of this prospectus.

                                  THE OFFERING


Common stock offered..............        shares

Common stock to be outstanding
  after this offering.............        shares

Use of proceeds ..................  We intend to use the net proceeds from this offering to repay a portion of our existing indebtedness, to redeem our Series B preferred stock and Series C preferred stock, and for working capital and general corporate purposes.

Proposed Nasdaq National
  Market symbol...................  "PNYT"


           The number of shares of common stock to be outstanding after this offering is based on 8,683,350 shares of common stock outstanding as of June 30, 2000, the conversion of all of our Series A preferred stock into shares of common stock, the assumed cashless exercise of warrants, which will result in
the issuance of     shares of common stock, and the      shares of common stock
being sold by us in this offering, and excludes:

         o 769,000 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 under our employee stock option plan, with a weighted average exercise price of $3.75 per share,

         o 414,500 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2000 which are held by some of our current or former officers and directors, with a weighted average exercise price of $3.07 per share, and

         o additional shares of common stock reserved for issuance under our stock option plan.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


           The following tables set forth summary consolidated financial data and other data for our company as of and for the periods indicated. You should read the summary data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The pro forma as adjusted consolidated balance sheet data give effect to this offering and the application of the net proceeds as described under "Use of Proceeds," and the conversion of shares of our Series A preferred stock and the cashless exercise of warrants as described under "Capitalization," as if each had occurred on June 30, 2000.

                                                                                                           SIX MONTHS
                                                         YEAR ENDED DECEMBER 31,                         ENDED JUNE 30,
                                                         -----------------------                         --------------
                                                  1997             1998             1999             1999              2000
                                                  ----             ----             ----             ----              ----
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales....................................    $270,924         $204,576         $273,571          $122,457         $198,556
Cost of sales ...............................     250,306          177,577          233,035           105,476          168,445
                                               -----------      -----------      -----------       -----------      -----------
Gross profit ................................      20,618           26,999           40,536            16,981           30,111
Operating expenses, excluding stock-based
   compensation..............................      25,719           22,446           24,321            11,214           15,868
Stock-based compensation.....................           -                1                -                 -            3,979
                                               -----------      -----------      -----------       -----------      -----------
Operating (loss) income......................      (5,101)           4,552           16,215             5,767           10,264

Interest and other (expense) income, net.....      (3,645)          (2,388)          (2,477)           (1,098)            (718)
                                               -----------      -----------      -----------       -----------      -----------
(Loss) income before income taxes............      (8,746)           2,164           13,738             4,669            9,546

Income taxes.................................           2              120            1,364               475            1,980
                                               -----------      -----------      -----------       -----------      -----------
Net (loss) income............................     $(8,748)         $ 2,044          $12,374           $ 4,194          $ 7,566
                                               ===========      ===========      ===========       ===========      ===========
Net (loss) income per common share:
   Basic.....................................     $ (1.02)          $ 0.24          $  1.43            $ 0.48           $ 0.87
                                               ===========      ===========      ===========       ===========      ===========
   Diluted...................................     $ (1.02)          $ 0.20          $  1.18            $ 0.40           $ 0.67
                                               ===========      ===========      ===========       ===========      ===========
Shares used in computing net (loss) income
     per common share:
   Basic.....................................       8,600            8,649            8,683             8,683            8,683
                                               ===========      ===========      ===========       ===========      ===========
   Diluted...................................       8,600           10,227           10,502            10,363           11,299
                                               ===========      ===========      ===========       ===========      ===========
Unaudited pro forma net income per common
     share: (1)
   Basic.....................................                                       $  1.19                             $ 0.73
                                                                                 ===========                        ===========
   Diluted...................................                                       $  1.14                             $ 0.67
                                                                                 ===========                        ===========
Shares used in computing unaudited pro
     forma net income per common share:
   Basic.....................................                                        10,417                             10,417
                                                                                 ===========                        ===========
   Diluted...................................                                        10,870                             11,377
                                                                                 ===========                        ===========
OTHER DATA:
Depreciation and amortization................     $ 2,279           $ 2,703         $ 2,776           $ 1,272          $ 1,587
Capital expenditures.........................       4,177             3,254           2,105               524            2,667


                                                        AT JUNE 30, 2000
                                                        ----------------
                                                                     PRO FORMA
                                                    ACTUAL          AS ADJUSTED
                                                    ------          -----------
                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................     $  5,325
Working capital..................................        8,906
Total assets ....................................      142,235
Total debt and capital lease obligations,
   including current maturities..................       45,609
Redeemable preferred stock.......................       18,060
Total stockholders' equity.......................        2,253


---------------

(1) The pro forma net income per share for the year ended December 31, 1999 and for the six months ended June 30, 2000 reflect the conversion of all of our Series A preferred stock into shares of common stock and the cashless exercise
of warrants, which will result in the issuance of     shares of common stock as
if they had occurred on the first day of each such period.

                                  RISK FACTORS

           You should carefully consider the risks described below, as well as the other information in this prospectus, before making a decision to invest in our common stock. The occurrence of any of the following risks could harm our business and prospects. In that event, the trading price of our shares might decline and you could lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

BECAUSE SALES TO A SMALL NUMBER OF CUSTOMERS REPRESENT A SIGNIFICANT PORTION OF OUR REVENUES, THE LOSS OF ANY OF THESE CUSTOMERS WOULD HARM OUR BUSINESS.

           Historically, a small number of customers has accounted for a significant percentage of our revenues. Our largest OEM customer, Cisco Systems, accounted for 37% of our total revenues for the six months ended June 30, 2000. Our largest reseller channel customer, CompUSA, accounted for 11% of our total revenues for the same period. We do not have long-term contracts with our largest customers. There is a risk that these customers or our other customers will cease to use our products at current levels or at all. Furthermore, consolidation among our customers may result in increased customer concentration and the potential loss of business as a result of acquisitions. The loss of, or a significant reduction in orders by, a major customer would harm our business, financial condition and results of operations. We expect that sales of our products to a small number of customers will continue to account for a significant percentage of our revenues in the foreseeable future. Therefore, our financial results will depend in significant part upon the success of our customers' businesses.

THERE ARE A LIMITED NUMBER OF MEMORY SEMICONDUCTOR MANUFACTURERS WHO SUPPLY THE PRIMARY COMPONENTS USED IN OUR MEMORY MODULES. AS A RESULT, OUR FAILURE TO MAINTAIN OUR SUPPLIER RELATIONSHIPS, OR DELAYS IN THE SHIPMENT OF CRITICAL COMPONENTS TO US, COULD HARM OUR BUSINESS.

           Many of the components we use in our memory modules are commodities. Memory semiconductors based on DRAM technology represented in excess of 90% of our component costs in 1999. The market for DRAM semiconductors is volatile, often characterized by periods of shortage and high prices and periods of oversupply and low prices. We purchase DRAM semiconductors from a small number of suppliers, such as Infineon Technologies Corporation, Micron Semiconductor, Inc., Toshiba America Electronics Components, Inc., Vanguard International Semiconductor Corp. and other major DRAM manufacturers. We do not have long-term contracts with any of these suppliers. Our dependence on a small number of DRAM suppliers and our lack of long-term contracts expose us to several risks, including the risk that we may be unable to obtain an adequate supply of components or that we will experience uncontrolled price increases and late deliveries. At times, industry capacity constraints have caused some of our DRAM suppliers to curtail shipments of components to, or allocate components among, their customers, including our company. This means that although we may have customer orders, we may not be able to obtain the materials that we need to fill those orders in a timely manner. A disruption or termination of our relationship with any of our significant DRAM suppliers, or our inability to develop new relationships, could cause delays, disruptions or reductions in our product shipments and could require us to redesign some of our products, thereby potentially damaging relationships with current or prospective customers, increasing our costs or prices and harming our business, financial condition and results of operations.

WE OPERATE IN A MARKET CHARACTERIZED BY VOLATILE SALES PRICES. THEREFORE, OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY HARM OUR BUSINESS.

           We may experience substantial period-to-period fluctuations in future operating results due to factors beyond our control. From time to time, the memory module market has experienced downturns characterized by accelerated erosion of average sales prices and production overcapacity. For example, periodic overcapacity in memory semiconductors has resulted and may in the future result in greater than normal price declines for our memory modules, which could adversely affect our revenues, gross margins and profitability. Furthermore, at times we have offered some of our reseller channel customers price protection where, if we reduce the list price of our products, these customers receive credits from us. Volatility in memory semiconductor prices and the effects of price protection contributed substantially to our net losses in 1996 and 1997.

           Because the sale of memory modules generates a significant majority of our revenues, a decline in demand for memory modules could adversely affect our business, financial condition and results of operations. In addition, changes in end-user demand for the products sold by any of our key customers could have a rapid and exaggerated effect on that customer's demand for our products in any given period. Furthermore, declines in semiconductor prices could affect the valuation of our inventory, which could harm our business, financial condition and results of operations. Sales of our products in the reseller sales channel are also subject to seasonality. We generally experience our lowest reseller channel sales in the second quarter of each year and our highest reseller channel sales in the third quarter of each year.

OUR BUSINESS COULD SUFFER IF WE LOSE THE SERVICES OF, OR FAIL TO ATTRACT AND INTEGRATE, KEY PERSONNEL.

           Our success depends on the continued contributions of our senior management, including Gadi Cohen, our President, CEO and Chairman of the Board, and other key personnel. We have obtained key man life insurance for Mr. Cohen, but have not entered into an employment agreement with him.

           Competition for employees in our industry is intense. We have had, and may continue to have, difficulty hiring and retaining the necessary engineering, sales and marketing, and management personnel to support our growth. We have recently hired several of our senior executives, including some who joined us in 2000. These individuals have not previously worked with us or with each other, and have backgrounds in different parts of the electronics industry. There is a risk that we will not be able to integrate these individuals into our business. In addition, the loss of any key employee, the failure of any key employee to perform in his or her current position, or the inability of our officers and key employees to expand, train and manage our employee base, could harm our business, financial condition and results of operations.

OUR PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD WILL HAVE SUBSTANTIAL INFLUENCE OVER OUR OPERATIONS, CAN CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL, MAY HAVE INTERESTS THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS AND HIS SPOUSE WILL RECEIVE MATERIAL BENEFITS IN CONNECTION WITH THIS OFFERING.

           Mr. Cohen, our President, CEO and Chairman of the Board, will
beneficially own approximately     % of our common stock following the
completion of this offering, or approximately     % if the underwriters
exercise their over-allotment option in full. As a result, Mr. Cohen will continue to have the ability to control all matters requiring approval by our stockholders, including the election and removal of directors and approval of significant corporate transactions. Mr. Cohen may have interests that are different from, or in addition to, your interests. We will redeem $18.1 million of our preferred stock owned by Mr. Cohen's spouse with a portion of the net proceeds of this offering.

WE CONDUCT BUSINESS IN AN INDUSTRY CHARACTERIZED BY INTENSE COMPETITION. THEREFORE, IF WE FAIL TO COMPETE EFFECTIVELY AGAINST OTHER MANUFACTURERS OF MEMORY MODULES, WE WILL LOSE CUSTOMERS AND OUR BUSINESS WOULD BE HARMED.

           We compete primarily on the basis of service, quality and price. Some of our competitors include large domestic and international companies that may have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, lower cost structures and longer standing relationships with customers and suppliers. As a result, our competitors may be better able than us to respond to volatile average sales prices, may be able to deliver competitive products at a lower price or may be able to provide services we cannot.

           In both the OEM and reseller sales channels, we expect to face competition from existing and new competitors. In addition, some of our significant suppliers, including, Infineon, Micron and Toshiba are also competitors. These suppliers have the ability to manufacture competitive products at lower costs than ours as a result of their higher levels of integration, and because they also manufacture the memory semiconductors we use, they have a significant advantage in times of semiconductor shortages. We also face competition in the OEM sales channel from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. Competition in both of our sales channels also may arise due to the development of cooperative relationships among our current and potential competitors or third parties seeking to market competitive products to our current and prospective customers.

WE MAY BECOME INVOLVED IN LITIGATION OVER INTELLECTUAL PROPERTY RIGHTS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS.

           The memory semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. Third parties may bring suits against us. Litigation could result in significant expense to us and divert the efforts of our technical and management personnel. In the event of an adverse result in litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of some products, expend significant resources to develop non-infringing technology, discontinue the use of some processes or obtain licenses to use the infringed technology. Licenses may not be available on commercially reasonable terms, if at all. Our failure to obtain a license or our failure to obtain a license on commercially reasonable terms could cause us to incur substantial costs and suspend manufacturing products using the infringed technology. If we obtain a license, we would likely be required to make royalty payments for sales under the license. These payments would increase our cost of sales and reduce our gross profit.

OUR BUSINESS PLAN CONTEMPLATES SELECTIVE ACQUISITIONS, AND THOSE ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE OUR STOCKHOLDER VALUE OR HARM OUR OPERATING RESULTS.

           We recently acquired a memory module assembly facility in Ballivor, Ireland. While we have experience operating similar facilities, we have not previously worked with this facility's employees and have not previously operated a facility in Ireland. There is a risk that we will not be able to effectively integrate the Ballivor facility into our existing business, which could harm our business, financial condition and results of operations.

           While we have not entered into any current agreements or other arrangements to acquire any other business, facilities or assets, we expect to pursue selective acquisitions to strengthen our relationships with our targeted customers, enhance our technology base, increase our production capacity and expand our geographic base. If we make future acquisitions, we could issue stock that would dilute our stockholders' percentage ownership in our company, or we could incur substantial debt or assume contingent liabilities. We have limited experience in acquiring other businesses, facilities, product lines and technologies. There is a risk that we would not be successful in overcoming problems encountered in connection with these acquisitions, and our inability to do so could harm our business, financial condition or results of operation.

OBTAINING ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH MAY IMPAIR THE VALUE OF YOUR INVESTMENT.

           We are a rapidly growing company and may need to raise additional capital through public or private equity offerings or debt financings. We do not know whether additional financing will be available when needed, or, if available, whether the terms of any financing will be favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, improve our manufacturing lines and testing equipment, take advantage of future opportunities, including acquisitions, or respond to competitive pressures or unanticipated events, all of which could harm our business, financial condition and results of operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

WE FACE RISKS ASSOCIATED WITH DOING BUSINESS IN FOREIGN COUNTRIES, INCLUDING FOREIGN CURRENCY FLUCTUATIONS AND TRADE BARRIERS, THAT COULD LEAD TO A DECREASE IN DEMAND FOR OUR PRODUCTS OR AN INCREASE IN THE COST OF COMPONENTS USED IN OUR PRODUCTS AND IMPAIR OUR FINANCIAL RESULTS.

           General economic conditions and fluctuations in currency exchange rates affect the prices of our products and the prices of the components used in our products. We sell a significant portion of our products in western European markets. A significant portion of our European sales are denominated in local currencies, and if there were a significant devaluation of these currencies against the U.S. dollar, the operating results of our European subsidiaries, when expressed in U.S. dollars, could be adversely affected. In addition, we purchase a significant portion of the semiconductors used in our U.S. operations from the U.S.-based affiliates of foreign suppliers. Although these purchases are currently denominated in U.S. dollars, devaluation of the U.S. dollar relative to the currency of a foreign supplier could result in an increase in our component costs, which could harm our operating results. International sales of our products accounted for approximately 13% of our revenues for the six months ended June 30, 2000 and 17% for the year ended December 31, 1999. We expect our international sales to increase as a result of the recent acquisition of our manufacturing facility in Ireland.

           Our international sales are subject to other risks, including regulatory risks, tariffs and other trade barriers, the burden of complying with a wide variety of complex foreign laws and treaties, and potentially adverse tax consequences. We are also subject to risks associated with legislation and regulations relating to the import and export of high technology products. The United States or foreign countries may implement quotas, duties, taxes or other charges or restrictions upon the import or export of our products, leading to a reduction in sales and profitability. These factors could harm our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP, WHICH COULD DEPRESS OUR STOCK PRICE AND IMPEDE YOUR ABILITY TO SELL YOUR SHARES.

           Before this offering, you could not buy or sell our common stock on the public market. An active public market for our common stock may not develop or be sustained after the offering, which could affect your ability to sell your shares and may depress their market value. The market price of your shares may fall below the initial public offering price.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING, INCLUDING THE ABILITY TO APPLY THE PROCEEDS TO USES THAT DO NOT INCREASE OUR OPERATING RESULTS OR MARKET VALUE.

           Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Pending application, the net proceeds of this offering may be placed in investments that do not produce income or that lose value. The failure to apply these funds effectively could harm our business, financial condition and results of operations.

A SUBSTANTIAL AMOUNT OF OUR SHARES WILL BE ELIGIBLE FOR SALE BEGINNING 180 DAYS AFTER THIS OFFERING, WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE.

           If our stockholders sell substantial amounts of our common stock in the public market following this offering, the trading price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem favorable. After giving effect to this offering, based on the number of shares outstanding as of June 30, 2000, and assuming conversion of all our outstanding Series A preferred stock and the cashless exercise of warrants, which will
result in the issuance of    shares of common stock, and assuming no exercise of
the underwriters' over-allotment option, we will have     shares of common stock
outstanding. As of June 30, 2000, all of the shares of our common stock held by existing stockholders were "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, and these shares will be available for sale in the public market commencing 180 days after the date of this prospectus, subject to applicable securities laws, or earlier if the underwriters release their lock-up restrictions. As of June 30, 2000, there were exercisable options to purchase 192,332 shares of our common stock issued under our stock option plan and exercisable warrants to purchase 304,500 shares. Should the holders of these options and warrants exercise their securities, there will be additional shares eligible for sale 180 days after the date of this prospectus. We intend to file a registration statement on Form S-8 to register the shares of common stock issuable upon exercise of options granted under our stock option plan.

           In connection with this offering, all of our officers, directors and existing significant stockholders, and substantially all of our option holders and warrant holders, will enter into agreements not to dispose of or hedge any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers. We cannot be sure what effect, if any, future sales of our shares or the availability of shares for future sale will have on the market price of our common stock. The market price of our common stock could drop due to sales of a large number of shares in the market after this offering or the perception that sales of large numbers of shares could occur.

PURCHASERS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR INVESTMENT.

           The initial public offering price is substantially higher than the pro forma net book value per share of our outstanding common stock. Our existing stockholders have paid an average of $1.52 per share for their common stock, which is considerably less than the amount to be paid for the common stock in this offering. As a result, assuming an initial public offering price of $
per share, investors purchasing common stock in this offering will incur
immediate dilution of $      in pro forma net tangible book value per share of
common stock. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent those outstanding options are ultimately exercised, there will be further dilution to investors in this offering.

                                 USE OF PROCEEDS

           We estimate that the net proceeds from this offering will be
approximately $         million, or approximately $ million if the underwriters
exercise their over-allotment option in full, based on an assumed public
offering price of $        per share and after deducting our underwriting and
estimated offering expenses.

           We intend to use the net proceeds of this offering to repay
approximately $        million of our existing indebtedness, to redeem $15.0
million of our Series B preferred stock and $3.1 million of our Series C preferred stock held by the spouse of our President, CEO and Chairman of the Board, and the remainder for working capital and general corporate purposes. See "Related Party Transactions". We may also use a portion of the proceeds of this offering for the acquisition of, or investment in, companies, manufacturing facilities, technologies or other assets that complement our business. We have no present understandings, commitments or agreements to enter into any potential acquisitions or investments.

           Our U.S. revolving credit facility, which will be repaid in its entirety with the net proceeds of this offering, expires on February 23, 2002, and loans made under this facility have a blended interest rate of 9.48% at June 30, 2000. Our European credit facilities, a portion of which will be repaid with the net proceeds of this offering, have maturities ranging from June 2001 to February 2007, with interest rates ranging from 3.88% to 7.50% at June 30, 2000.

           Pending use of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term interest-bearing securities.


                                 DIVIDEND POLICY

           We have never declared or paid dividends on our capital stock and we do not anticipate paying any dividends on our common stock in the foreseeable future. We currently expect to retain all earnings, if any, for investment in our business. In addition, the terms of our U.S. credit facility prohibit us from paying dividends without our lenders' consent.

           We will pay dividends on our common stock only if and when declared by our board of directors. The board's ability to declare a dividend is subject to limits imposed by Delaware corporate law. In determining whether to declare dividends, the board will consider these limits, our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

                                 CAPITALIZATION

           The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2000 on:

         o        an actual basis, and

         o a pro forma basis to reflect (1) the assumed conversion of 13,658 shares of our Series A preferred stock into 1,365,800 shares of our common stock, (2) the cashless exercise of warrants to purchase 487,500 shares of common stock at an
                  exercise price of $12.31 per share, resulting in       shares
                  of our common stock being issued, (3) our proposed sale of shares of common stock in this offering at an assumed initial
                  public offering price of $      per share and (4) our
                  application of the estimated net proceeds of this offering after deducting fees and expenses. See "Use of Proceeds" and "Description of Capital Stock."

           The capitalization information in the table below is qualified by, and should be read in conjunction with, our consolidated financial statements and related notes appearing elsewhere in this prospectus. The table does not
give effect to a     to      stock split of our common shares which we expect to
effect prior to the closing of this offering. The table also does not include 769,000 shares of common stock issuable upon exercise of options outstanding as of June 30, 2000, at a weighted average exercise price of $3.75 per share, and warrants to acquire 414,500 shares of common stock at a weighted average exercise price of $3.07 per share held by some of our current or former officers and directors. The following table also assumes that the underwriters do not exercise their over-allotment option.

                                                                                                       AT JUNE 30, 2000
                                                                                                       ----------------
                                                                                                                     PRO FORMA
                                                                                                  ACTUAL            AS ADJUSTED
                                                                                                  ------            -----------
                                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents......................................................................        $5,325
                                                                                                  ============
Current maturities of long-term obligations....................................................       $44,138
                                                                                                  ============
Long-term obligations, net of current maturities:
    Long-term debt.............................................................................         $ 597
    Capital lease obligations..................................................................           874
                                                                                                  ------------
       Total long-term obligations, net of current maturities..................................         1,471

Redeemable preferred stock.....................................................................        18,060

Stockholders' equity:
   Convertible Series A preferred stock, cumulative, participating, par value $0.01 per share;
       designated 15,000 shares, 13,658 shares issued and outstanding on an actual basis; none on
       a pro forma as adjusted basis (preference in liquidation of $15,759)....................            --
   Common stock, $0.01 par value; 25,000,000 shares authorized; 8,683,350 shares issued and
       outstanding on an actual basis;      shares issued and outstanding on a pro forma as
       adjusted basis..........................................................................            87
   Deferred stock compensation.................................................................        (8,079)
   Additional paid-in capital..................................................................        13,876
   Treasury stock -727 shares of convertible Series A preferred stock, at cost on an
       actual basis and 72,700 shares of common stock on a pro forma as adjusted basis.........          (683)
   Accumulated deficit.........................................................................        (2,206)
   Accumulated other comprehensive loss .......................................................          (649)
   Notes receivable............................................................................           (93)
                                                                                                  ------------
   Total stockholders' equity..................................................................         2,253
                                                                                                  ------------
       Total capitalization....................................................................       $21,784
                                                                                                  ============

                                    DILUTION

           Our pro forma net tangible book value as of June 30, 2000 was $1.7 million, or $0.16 per share of common stock. We calculate net tangible book value per share by subtracting our total liabilities from our total tangible assets, which equals total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding on a pro forma basis as of June 30, 2000. The pro forma information gives effect to the conversion of all of our outstanding Series A preferred stock into common stock, and assumes that some of our warrant holders exercise their warrants, pursuant to a cashless
exercise, which will result in     shares of common stock being issued. Assuming
we sell     shares of common stock in this offering at an assumed initial public
offering price of      per share, and assuming the application of the estimated
net proceeds from this offering as set forth in "Use of Proceeds," our pro forma
net tangible book value as of June 30, 2000 would have been $       million, or
$      per share of common stock. On the basis of the foregoing assumptions, there will be an immediate increase in pro forma net tangible book value of $ per share to our existing stockholders and an immediate dilution in net tangible
book value of $      per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share........................................                  $
     Pro forma net tangible book value per share at June 30, 2000......................    $0.16
     Increase per share attributable to this offering..................................
                                                                                        ---------
Pro forma net tangible book value per share after the offering.........................
                                                                                                        ---------
Pro forma net tangible book value dilution per share to new investors..................                  $
                                                                                                        =========


           The following table summarizes on a pro forma as adjusted basis, as of June 30, 2000, the difference between our existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and, the average price per share paid. The following table does not include shares subject to outstanding options or reserved for issuance under our 1999 Stock Option Plan as of June 30, 2000 or 414,500 shares of common stock issuable upon exercise of warrants held by our current and former officers and directors. To the extent that outstanding options or warrants are exercised and shares of common stock are issued, there will be further dilution to new investors.

                                       SHARES PURCHASED                TOTAL CONSIDERATION             AVERAGE PRICE
                                    NUMBER          PERCENT          AMOUNT          PERCENT             PER SHARE
                                    ------          -------          ------          -------             ---------
Existing stockholders ........     10,417,128                      $15,821,000                             $1.52
New investors.................

           If the underwriters exercise their over-allotment option in full, the number of shares of common stock held by new investors will increase to
shares, or approximately     % of the total number of shares of common stock
to be outstanding immediately after this offering.

                            SELECTED FINANCIAL DATA

           We have derived the consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 from our audited consolidated financial statements, although those financial statements are not included in this prospectus. We have derived the statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this information. Results for an interim period are not necessarily indicative of our results to be expected for the full year. You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                                                 SIX MONTHS
                                                              YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
                                        ----------------------------------------------------------------   ----------------------
                                           1995         1996         1997          1998         1999         1999        2000
                                           ----         ----         ----          ----         ----         ----        ----
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
   DATA:
Net sales..........................      $481,445     $325,761      $270,924     $204,576     $273,571     $122,457    $198,556
Cost of sales .....................       451,891      309,768       250,306      177,577      233,035      105,476     168,445
                                       -----------  -----------   -----------  -----------  -----------  ----------- -----------
Gross profit ......................        29,554       15,993        20,618       26,999       40,536       16,981      30,111

Operating expenses:
   Selling.........................        11,973       18,573        15,109       13,491       15,082        6,793       9,861
   Shipping and warehouse..........           827        1,319         1,662        1,709        1,538          729         787
   General and administrative (1)..         8,433        8,386         8,948        7,246        7,701        3,692       5,220
   Stock-based compensation........             -            -             -            1            -            -       3,979
                                       -----------  -----------   -----------  -----------  -----------  ----------- -----------
   Total operating expenses .......        21,233       28,278        25,719       22,447       24,321       11,214      19,847
                                       -----------  -----------   -----------  -----------  -----------  ----------- -----------

Operating income (loss) ...........         8,321      (12,285)       (5,101)       4,552       16,215        5,767      10,264
Interest expense, net..............        (4,322)      (3,524)       (3,678)      (2,443)      (2,648)      (1,161)     (1,613)
Other income, net..................           168          256            33           55          171           63         895
                                       -----------  -----------   -----------  -----------  -----------  ----------- -----------

Income (loss) before income taxes..         4,167      (15,553)       (8,746)       2,164       13,738        4,669       9,546
Income taxes (benefit).............           526         (111)            2          120        1,364          475       1,980
                                       -----------  -----------   -----------  -----------  -----------  ----------- -----------
Net income (loss)..................       $ 3,641    $ (15,442)     $ (8,748)     $ 2,044      $12,374      $ 4,194     $ 7,566
                                       ===========  ===========   ===========  ===========  ===========  =========== ===========
Net income (loss) per common share:
   Basic...........................       $  0.42      $ (1.80)      $ (1.02)     $  0.24      $  1.43      $  0.48     $  0.87
                                       ===========  ===========   ===========  ===========  ===========  =========== ===========
   Diluted.........................       $  0.42      $ (1.80)      $ (1.02)     $  0.20      $  1.18      $  0.40     $  0.67
                                       ===========  ===========   ===========  ===========  ===========  =========== ===========
Shares used in computing net
 income (loss) per common share:

   Basic...........................         8,600        8,600         8,600        8,649        8,683        8,683       8,683
                                       ===========  ===========   ===========  ===========  ===========  =========== ===========
   Diluted.........................         8,604        8,600         8,600       10,227       10,502       10,363      11,299
                                       ===========  ===========   ===========  ===========  ===========  =========== ===========


                                       14

                                                                                                                 SIX MONTHS
                                                              YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
                                        ----------------------------------------------------------------   ----------------------
                                           1995         1996         1997          1998         1999         1999        2000
                                           ----         ----         ----          ----         ----         ----        ----
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

Unaudited pro forma net income
     per common share: (2).........
   Basic...........................                                                            $  1.19                  $  0.73
                                                                                             ==========               ==========
   Diluted.........................                                                            $  1.14                  $  0.67
                                                                                             ==========               ==========
Shares used in computing
  unaudited pro forma net income
  per common share:................
    Basic..........................                                                             10,417                   10,417
                                                                                             ==========               ==========
    Diluted........................                                                             10,870                   11,377
                                                                                             ==========               ==========

OTHER DATA:
Depreciation and amortization......       $ 1,310      $ 1,927       $ 2,279      $ 2,703      $ 2,776      $ 1,272     $ 1,587
Capital expenditures...............         4,432        4,703         4,177        3,254        2,105          524       2,667



                                                                          AT DECEMBER 31,                               AT JUNE 30,
                                                 ------------------------------------------------------------------    ------------
                                                  1995         1996          1997            1998         1999             2000
                                                  ----         ----          ----            ----         ----             ----
                                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................     $ 3,708    $   2,754     $   3,523      $   1,675      $   6,496      $   5,325
Working capital (deficit)....................      39,388       (1,911)      (12,352)       (10,397)           260          8,906
Total assets.................................     124,855       98,294        66,580         65,930         81,143        142,235
Total debt and capital lease obligations,
   including current maturities..............      42,788       52,890        32,917         34,974         26,626         45,609
Redeemable preferred stock...................      15,000       15,000        18,060         18,060         18,060         18,060
Total stockholders' equity (deficiency) .....         305      (13,975)      (21,910)       (20,559)        (8,547)         2,253


---------------

(1)   Includes a charge of $565 in 1995 for the impairment of long lived assets.

(2) The pro forma net income per common share for the year ended December 31, 1999 and for the six months ended June 30, 2000 reflect the conversion of all of our Series A preferred stock into shares of common stock and the cashless exercise of warrants, which will result in the issuance of shares of common stock as if they had occurred on the first day of each such period.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

           You should read the following discussion together with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements regarding the electronics industry, our expectations regarding our future performance, liquidity and capital resources. Our actual results may differ materially from those contained in any forward-looking statements. See "Forward-Looking Statements."

OVERVIEW

           We are a leading manufacturer of standard and custom memory modules and a provider of related engineering, manufacturing and supply-chain management services to OEMs, retailers and other memory module resellers. Our four manufacturing facilities are strategically located near our largest customers, with two in the United States (Parsippany, New Jersey and Santa Clara, California) and two in western Europe (Bordeaux, France and Ballivor, Ireland).

      Revenues

           We recognize sales, net of product returns, rebates and price protection, typically at the time of product shipment. Adjustments for product returns, rebates and price protection do not represent a significant portion of our sales. We do not typically enter into long-term sales contracts with our customers.

           We sell our products and services through two sales channels: the OEM sales channel and the reseller sales channel. The OEM sales channel consists primarily of OEMs who use memory modules in the manufacture of their electronic products and contract electronics manufacturers who perform manufacturing functions for OEMs on an outsourced basis, as well as electronics component distributors and semiconductor manufacturers who sell memory modules to OEMs. The reseller sales channel consists primarily of the retail sector, which includes consumer electronics and office supply retail chains, as well as mail-order companies, electronics component distributors, value-added resellers and e-commerce companies. For the first six months of 2000, our OEM channel sales accounted for approximately 55% of our total revenues, compared to 26% for the comparable 1999 period, while sales through our reseller sales channel accounted for approximately 45% of total revenues, compared to 74% for the comparable 1999 period. We expect our OEM business to continue to expand as a percentage of our revenues in the future.

           Historically, a small number of customers have accounted for a significant percentage of our revenues. Our five largest customers collectively accounted for 66% of our total revenues in the first six months of 2000 and 58% and 48% in the years ended December 31, 1999 and 1998, respectively. Our largest OEM channel customer, Cisco Systems, accounted for 37% of our total revenues for the six months ended June 30, 2000 and our largest reseller channel customer, CompUSA, accounted for 11% of our total revenues in that period. A key element of our strategy is to continue to target a small number of core customers that we believe have the potential to generate significant revenue. We expect that sales to a core group of customers will continue to account for a significant percentage of our total revenues for the foreseeable future.

      Costs and Expenses

           Our cost of sales includes the cost of components and materials, labor costs and manufacturing overhead. DRAM component costs represent the largest portion of cost of sales, accounting for in excess of 90% of our cost of sales in 1999. We value our memory components using the lower of cost or spot market value. We adjust our raw materials inventory on a weekly basis and our finished goods inventory on a monthly basis. We work to minimize our inventory risk by ordering materials and components only to the extent necessary to satisfy existing customer demand and maintain a relatively small safety stock to enable us to meet unexpected demand.

           The level of capacity utilization of our manufacturing facilities impacts our operating results. During periods of high capacity utilization, our gross margins generally improve, while during periods of lower capacity utilization, our gross margins usually decline.

           Selling expenses have both a fixed and variable component and consist primarily of personnel costs and travel expenses for our domestic and international sales and marketing employees, commissions paid to internal salespersons and independent manufacturers' representatives, and marketing programs. Our largest selling expense is advertising. We typically pay our reseller channel customers an advertising fee based on a specified percentage of sales for placing our products in their circulars and flyers.

           General and administrative expenses consist primarily of personnel costs for our executive and administrative employees, professional fees, information systems, human resources and non-manufacturing facilities expenses.

           In 2000, we granted options at exercise prices below the deemed fair market value of our common stock for financial reporting purposes. This will result in significant non-cash compensation charges to operations over the vesting periods of these options. In addition, in 1996 and 1997 we issued warrants that require variable accounting treatment, which results in non-cash compensation charges equal to the difference between the fair market value of the underlying shares and the amount of cumulative compensation expense recorded through the reporting period. We will incur these non-cash charges until the warrants are exercised or forfeited. See note 12 and note 18 to our consolidated financial statements appearing elsewhere in this prospectus.

      International Operations

           International sales represented 13% of our total revenues for the first six months of 2000, 17% of our revenues for the year ended December 31, 1999 and 20% for the year ended December 31, 1998. No single foreign country accounted for more than 10% of our revenues in the first six months of 2000, or in the years ended December 31, 1999 or 1998. Approximately 7.3% of our consolidated sales were denominated in foreign currencies in the six months ended June 30, 2000. If the value of the U.S. dollar increases relative to a particular foreign currency, our products could become relatively more expensive, which could result in a reduction of sales in a particular country. In addition, we purchase substantially all of the memory semiconductors used in our U.S. manufacturing operations from local distributors of foreign suppliers. Devaluation of the U.S. dollar relative to the currency of a foreign supplier could result in an increase in our cost of memory semiconductors. Our international sales also could be adversely affected by risks including regulatory risks, tariffs and other trade barriers.

RESULTS OF OPERATIONS

           The following table sets forth, for the periods indicated, certain consolidated statement of operations data reflected as a percentage of net sales:

                                                                                                     SIX MONTHS
                                                       YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                                       -----------------------                     --------------
                                                  1997            1998           1999           1999            2000
                                                  ----            ----           ----           ----            ----
Net sales.....................................      100.0%         100.0%         100.0%          100.0%         100.0%
Cost of sales ................................       92.4           86.8           85.2            86.1           84.8
                                                 ----------     ----------     ----------      ----------     ----------
Gross profit .................................        7.6           13.2           14.8            13.9           15.2
Operating expenses:
      Selling.................................        5.6            6.6            5.5             5.5            5.0
      Shipping and warehouse..................        0.6            0.8            0.6             0.6            0.4
      General and administrative..............        3.3            3.5            2.8             3.0            2.6
      Stock-based compensation................          -            0.0              -               -            2.0
                                                 ----------     ----------     ----------      ----------     ----------
           Total operating expenses...........        9.5           10.9            8.9             9.1           10.0
                                                 ----------     ----------     ----------      ----------     ----------
Operating (loss) income.......................       (1.9)           2.3            5.9             4.8            5.2

Interest expense, net.........................       (1.4)          (1.2)          (1.0)           (1.0)          (0.9)
Other income, net.............................        0.0            0.0            0.1             0.1            0.5
                                                 ----------     ----------     ----------      ----------     ----------
(Loss) income before income taxes.............       (3.3)           1.1            5.0             3.9            4.8

Income taxes..................................        0.0            0.1            0.5             0.4            1.0
                                                 ----------     ----------     ----------      ----------     ----------
Net (loss) income.............................       (3.3)%          1.0%           4.5%            3.5%           3.8%
                                                 ==========     ==========     ==========      ==========     ==========

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

           Net Sales. Net sales were $198.6 million for the six months ended June 30, 2000, compared to $122.5 million for the six months ended June 30, 1999, representing an increase of 62.1%. This increase was attributable to the growth of our OEM business, led primarily by Cisco Systems, as well as an increase in sales to our other OEM customers. Other factors that contributed to the increase in revenues in the six months ended June 30, 2000 included the introduction of new customers and sales of recordable compact discs introduced in 2000. For the six months ended June 30, 2000, sales to our OEM customers were $109.0 million and sales to our reseller sales channel customers were $89.6 million.

           Gross Profit. Our gross profit was $30.1 million for the six months ended June 30, 2000, compared to $17.0 million for the comparable 1999 period, representing an increase of 77.3%. Gross profit as a percentage of revenues was 15.2% for the six months ended June 30, 2000, compared to 13.9% for the comparable 1999 period. This increase in gross profit as a percentage of sales resulted from increased economies of scale, including absorption of overhead from higher production volumes, as well as the leveraging of these costs over an increased revenue base. Cost of sales was $168.4 million for the six months ended June 30, 2000 and $105.5 million for the six months ended June 30, 1999. Cost of sales as a percentage of sales was 84.8% for the six months ended June 30, 2000, compared to 86.1% for the six months ended June 30, 1999.

           Selling. Selling expenses were $9.9 million for the six months ended June 30, 2000, compared to $6.8 million for the six months ended June 30, 1999. The increase in selling expenses in 2000 is attributable to the increase in variable expenses, such as commissions and advertising expenses, resulting from increased sales volumes. Selling expenses as a percentage of sales were 5.0% for the six months ended June 30, 2000, compared to 5.5% for the six months ended

June 30, 1999. This decrease resulted from the growth in our OEM business and increased economies of scale.

           Shipping and warehouse. Shipping and warehouse expenses consist primarily of shipping supplies and overhead. Our shipping and warehouse expenses were $0.8 million for the six months ended June 30, 2000, compared to $0.7 million for the six months ended June 30, 1999. Shipping and warehouse expenses as a percentage of sales were 0.4% for the six months ended June 30, 2000, compared to 0.6% for the six months ended June 30, 1999. Shipping and warehouse expenses increased for the six months ended June 30, 2000, compared to the comparable 1999 period as a result of the higher volume of shipments, but decreased as a percentage of sales due to the growth of our business.

           General and administrative. General and administrative expenses were $5.2 million for the six months ended June 30, 2000, compared to $3.7 million for the six months ended June 30, 1999. This increase was attributable to increased salary and bonus expenses and recruiting costs. General and administrative expenses as a percentage of revenues were 2.6% for the six months ended June 30, 2000, compared to 3.0% for the six months ended June 30, 1999. General and administrative expenses decreased as a percentage of revenues due primarily to an increased revenue base.

           Stock-based compensation. Stock-based compensation represents non-cash charges relating to stock options and warrants. These charges were approximately $4.0 million for the six months ended June 30, 2000. Compensation expense for 2000 included $0.4 million recorded in connection with the vesting of 192,332 options granted during the period.

           Compensation expense for 2000 also included $3.6 million in connection with two fully-vested warrants to purchase an aggregate of 98,000 shares, which were issued in 1996 and 1997. The accounting for these warrants requires periodic recognition of compensation expense in an amount equal to the difference between the exercise price and the fair value of the underlying shares at the end of each reporting period. We did not record any compensation expense for these warrants for any period prior to January 1, 2000 since the market value of the underlying shares was less than the exercise price.

           Other income (expense). Other income (expense) consists primarily of interest expense. Interest expense consists of interest related to our U.S. revolving credit facility, as well as interest under our non-U.S. lines of credit. Interest expense was $1.7 million for the six months ended June 30, 2000, compared to $1.2 million for the comparable 1999 period. Interest expense increased due to higher interest rates, as well as higher debt balances in 2000. Higher interest expense in 2000 was partially offset by increased investment income and foreign exchange gains.

           Income taxes. Income tax expense was $2.0 million for the six months ended June 30, 2000, compared to $0.5 million for the comparable 1999 period. Our effective tax rate for the year ended December 31, 1999 was approximately 10% as a result of the utilization of U.S. net operating loss carryforwards. We expect our fiscal 2000 effective tax rate to approximate 21% as we utilize the remainder of our net operating loss carryforwards by the end of 2000, offset by higher effective tax rates on income earned by our foreign subsidiaries, state income taxes and alternative minimum taxes.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

           Net sales. Net sales were $273.6 million in 1999, $204.6 million in 1998 and $270.9 million in 1997. Net sales increased 33.7% in 1999 due primarily to new business in the OEM sales channel, the addition of new retail customers and increased business from existing customers. Sales decreased 24.5% from 1997 to 1998, primarily due to a decrease in average sales prices, which was partially offset by an increase in units sold. For the years ended December 31, 1999, 1998 and 1997, sales to our OEM channel customers were $87.8 million,

$31.8 million and $40.8 million, respectively, and sales to our reseller channel customers were $185.8 million, $172.8 million and $230.1 million, respectively.

           Gross Profit. Gross profit was $40.5 million in 1999, $27.0 million in 1998 and $20.6 million in 1997. Gross profit as a percentage of sales was 14.8% in 1999, 13.2% in 1998 and 7.6% in 1997. The increase in gross profit as a percentage of revenues from 1998 to 1999 and from 1997 to 1998 resulted primarily from improved inventory management, reduced overhead, as well as an improved customer mix, implementation of a new pricing strategy, increased economies of scale from the absorption of more overhead by increased unit volumes, and the elimination of price protection. Cost of sales was $233.0 million in 1999, $177.6 million in 1998 and $250.3 million in 1997. Cost of sales as a percentage of sales was 85.2% in 1999, 86.8% in 1998 and 92.4% in 1997.

           Selling. Our selling expenses were $15.1 million in 1999, $13.5 million in 1998 and $15.1 million in 1997. Selling expenses as a percentage of sales were 5.5% in 1999, 6.6% in 1998 and 5.6% in 1997. In the second half of 1998, we downsized our sales department and closed three satellite sales offices. Since then, we have shifted from maintaining a predominantly direct sales force to contracting with independent sales representatives and providing a mix of both direct and indirect sales teams. This shift has significantly reduced our fixed overhead and we believe has improved customer satisfaction by allowing us to place our sales representatives closer to our customers.

           Shipping and warehouse. Our shipping and warehouse expenses were $1.5 million in 1999, $1.7 million in 1998 and $1.7 million in 1997. Shipping and warehouse expenses as a percentage of revenues were 0.6% in 1999, 0.8% in 1998 and 0.6% in 1997. Shipping and warehouse expenses decreased from 1998 to 1999 as a result of greater automation.

           General and administrative. General and administrative expenses were $7.7 million in 1999, $7.2 million in 1998 and $8.9 million in 1997. The increase in general and administrative expenses in 1999 is a function of increased salaries and bonus expenses resulting from increased profitability. General and administrative expenses decreased between 1997 and 1998 as a result of layoffs of our personnel in the face of adverse economic conditions in the memory module market in 1997 and 1998. General and administrative expenses as a percentage of revenues were 2.8% in 1999, 3.5% in 1998 and 3.3% in 1997. From 1998 to 1999, general and administrative expenses decreased as a percentage of revenues due primarily to a reduction in our workforce and due to an increased revenue base. General and administrative expenses increased as a percentage of revenues from 1997 to 1998 as a result of lower revenues in 1998.

           Other income (expense). Interest expense was $2.7 million in 1999, $2.5 million in 1998 and $3.8 million in 1997 due to declining average debt balances, offset by higher interest rates in 1999.

           Income taxes. Income tax expense was $1.4 million in 1999, increasing from nominal amounts in 1997 and 1998. Foreign taxable income in 1999 increased in connection with the expiration of a French tax holiday. We recognized limited U.S. income taxes over the period from 1997 through 1999 because of the utilization of net operating loss carryforwards throughout the periods.

QUARTERLY RESULTS OF OPERATIONS

           The following table sets forth unaudited quarterly consolidated statement of operations data for each of the six quarters ended June 30, 2000. In the opinion of management, this information has been prepared on a basis substantially consistent with our audited consolidated financial statements appearing elsewhere in this prospectus, and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data. The quarterly data should be read together with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The operating results for any one quarter are not necessarily indicative of the results to be expected for any future period.

                                                                            QUARTER ENDED,
                                      --------------------------------------------------------------------------------------------
                                       MAR. 30,        JUN. 30,        SEP. 30,         DEC. 31,        MAR. 31,        JUN. 30,
                                         1999            1999            1999             1999            2000            2000
                                         ----            ----            ----             ----            ----            ----
                                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............................    $63,364         $59,093         $77,615          $73,499         $88,589        $109,967
Cost of sales .......................     55,876          49,600          64,116           63,443          74,940          93,505
                                      -----------     -----------     -----------      -----------     -----------     -----------
Gross profit ........................      7,488           9,493          13,499           10,056          13,649          16,462
Operating expenses:
      Selling........................      3,203           3,590           4,458            3,831           5,231           4,630
      Shipping and warehouse.........        373             356             393              416             365             422
      General and administrative.....      1,770           1,922           1,912            2,097           2,031           3,189
      Stock-based compensation.......         --              --              --               --           1,801           2,178
                                      -----------     -----------     -----------      -----------     -----------     -----------
           Total operating expenses..      5,346           5,868           6,763            6,344           9,428          10,419
                                      -----------     -----------     -----------      -----------     -----------     -----------
Operating  income....................     $2,142          $3,625          $6,736           $3,712         $ 4,221         $ 6,043
                                      ===========     ===========     ===========      ===========     ===========     ===========
AS A PERCENTAGE OF NET SALES:
Net sales............................      100.0%          100.0%          100.0%           100.0%          100.0%          100.0%
Cost of sales .......................       88.2            83.9            82.6             86.3            84.6            85.0
                                      -----------     -----------     -----------      -----------     -----------     -----------
Gross profit ........................       11.8            16.1            17.4             13.7            15.4            15.0
Operating expenses:
      Selling........................        5.1             6.1             5.7              5.2             5.9             4.2
      Shipping and warehouse.........        0.6             0.6             0.5              0.6             0.4             0.4
      General and administrative.....        2.8             3.3             2.5              2.9             2.3             2.9
      Stock-based compensation.......          -               -               -                -             2.0             2.0
                                      -----------     -----------     -----------      -----------     -----------     -----------
           Total operating expenses..        8.5            10.0             8.7              8.7            10.6             9.5
                                      -----------     -----------     -----------      -----------     -----------     -----------
Operating income.....................        3.3%            6.1%            8.7%             5.0%            4.8%            5.5%
                                      ===========     ===========     ===========      ===========     ===========     ===========

LIQUIDITY AND CAPITAL RESOURCES

           Our principal sources of liquidity have been cash provided by operations and borrowings under our various credit facilities. Our principal uses of cash have been to finance working capital, facility expansions, capital expenditures and debt service requirements. We anticipate these uses will continue to be our principal uses of cash in the future.

           Net cash provided by (used in) operating activities was $16.2 million in 1999, ($1.4) million in 1998 and $21.3 million in 1997. Fluctuations in net cash provided by (used in) operating activities were attributable to increases and decreases in our net income, increased working capital needs due to our expanded customer base and rapid growth in sales.

           Net cash used in investing activities was $3.1 million in 1999, $0.3 million in 1998 and $4.2 million in 1997. Our cash used in investing activities consisted primarily of acquiring property and equipment and purchases of short-term securities.

           Net cash used in financing activities totaled $7.7 million in 1999, $0.1 million in 1998 and $17.3 million in 1997. Our principal uses of cash for financing activities related to the repayment of long-term debt.

           At June 30, 2000, December 31, 1999 and December 31, 1998, we had outstanding borrowings under our U.S. revolving credit facility of $41.1 million, $23.9 million and $29.4 million, respectively. We may borrow a maximum of $50.0 million under this facility. Availability under the facility is based on specified percentages of accounts receivable and inventories. Interest is payable on average amounts outstanding under the revolving credit facility at a rate of either the prime rate plus 1.0% or the eurodollar rate plus 2.25%, at our option. The blended interest rate under the loan agreement relating to the revolving credit agreement was 8.85% at December 31, 1999 and 9.48% at June 30, 2000. The loan agreement contains a number of restrictive covenants, including a prohibition on related party transactions, additional indebtedness and dividend payments, as well as minimum net worth and interest coverage requirements. This facility is secured by our accounts receivable and inventory.

           PNY Technologies Europe, our wholly-owned European subsidiary, also has available lines of credit with foreign banks totaling $8.0 million, which expire June 30, 2001. At June 30, 2000, December 31, 1999 and December 31, 1998, aggregate borrowings outstanding under these lines totaled $2.9 million, $1.4 million, and $3.6 million, respectively, with interest rates ranging from 3.9% to 7.5% and maturities ranging from June 1, 2001 to February 2, 2007.

           We have capital leases for manufacturing and test equipment, with terms of 36 and 48 months. Operating leases are primarily for manufacturing, test, engineering and computer equipment. Leases are typically for 48 months and provide for the option to buy at fair-market value, renew the lease or return the equipment at lease end.

           Our capital expenditures budget for 2000 is approximately $7.5 million. We made capital expenditures of $2.7 million in the six months ended June 30, 2000. Capital expenditures for the current year are primarily for equipment upgrades, facility expansions and acquisitions. Our capital requirements depend on a number of factors, including changes in memory architecture, demand and volume.

           We believe that our current cash balances, together with existing credit lines, the net proceeds from this offering and expected cash flow from operations will be sufficient to fund our current operations for at least the next 18 months. Thereafter, we may require additional sources of funds to continue to support our business. Additional funds, if needed, may not be available at all or on terms acceptable to us.

IMPACT OF INFLATION

           We do not believe that general price inflation has a material adverse effect on our financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Interest Rate Risk

           Our exposure to interest rate risk arises principally from the variable rates associated with our credit facilities. On June 30, 2000, we had total borrowings of $44.0 million under our credit facilities, with a blended rate of 9.19%. An adverse change of 1% in the interest rate of all borrowings outstanding at June 30, 2000, which bear interest at variable rates would cause us to incur an increase in interest expense of approximately $0.4 million on an annual basis at June 30, 2000.

      Foreign Currency Rate Fluctuations

           Fluctuations in the rate of exchange between the U.S. dollar and foreign currencies could adversely affect our financial results. Except for sales in western Europe, our sales are principally denominated in U.S. dollars. Costs related to these sales are largely denominated in their respective currencies, thereby limiting our transaction risk exposures. However, for sales not denominated in U.S. dollars, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, and if we price our products and services in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products and services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our prices being uncompetitive in a market where business is transacted in the local currency. We currently do not hedge our exposure to foreign currency exchange rate fluctuations; we may, however, hedge such exposures in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

           In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133"). This statement, which is effective for fiscal years beginning after June 15, 2000, requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Management is in the process of determining the effect, if any, SFAS 133 will have on our financial statements.

           In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 addresses revenue recognition for transactions not addressed by existing rules and the basic criteria that must be met before registrants can record revenue under existing rules. Our accounting policies are in compliance with the provisions of SAB 101.

           In March 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 44, "Accounting for Certain Transactions Involving Stock Compensation." The Interpretation provides guidance for certain issues that arose in the application of Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees." The provisions of this interpretation are effective prospectively after July 1, 2000.

                                    BUSINESS

COMPANY OVERVIEW

           We are a leading manufacturer of standard and custom memory modules and provider of related engineering and supply-chain management services to OEMs, retailers and other memory module resellers. Our memory modules use all major memory technologies, including DRAM, static random access memory and flash. Our DRAM memory modules employ both leading-edge architectures, such as double data rate and Rambus, and trailing-edge architectures, such as extended data output and fast page. Our OEM customers use our memory modules in a wide range of applications, from high-end computing and Internet and telecommunications infrastructure equipment, to various consumer and commercial applications. Our reseller channel customers sell our products to consumers and businesses who use them to improve the speed and performance of their computers, work stations, printers and other electronic devices, such as digital cameras and personal digital assistants.

           In our OEM channel, we sell to OEMs, contract electronics manufacturers and semiconductor manufacturers, primarily in the United States and western Europe. We provide a full complement of integrated manufacturing and logistics services to these customers, such as design engineering, inventory forecasting, materials procurement, component assembly and testing, product packaging and distribution. Our OEM channel customers include industry leaders such as Cisco Systems, Jabil, NEC, Network Appliance and Oki. We believe that our OEM channel customers rely on us for our superior service, flexibility and responsiveness, as well as our engineering and logistics expertise. Cisco Systems, our largest customer, recently recognized our superior service when it awarded us one of its principal supplier awards in 1999. For the six months ended June 30, 2000, sales to our OEM channel customers accounted for approximately 55% of our total revenues, compared to 26% for the six months ended June 30, 1999. We believe that the OEM sales channel represents a significant growth opportunity for our business over the next several years.

           We are the leading manufacturer of memory modules for the U.S. retail market, with sales of our products accounting for approximately 65% of retail sales for the twelve months ended May 31, 2000, according to PC Data. Our memory modules are the primary memory modules sold at several of the largest consumer electronics and office supply chains, both domestically and internationally, including Best Buy, CompUSA, Dixons, Office Depot and Staples. Many of our retail customers have recognized us for providing excellent service and product quality; for example, CompUSA designated us as its Vendor of the Year in 1999. We believe that our 15 years of experience selling in the reseller channel and our reputation for product quality and availability have generated strong brand recognition among many retail memory module customers. We have recently begun to capitalize on our brand name and our relationships with our large reseller customers to enter into other product areas, such as recordable compact discs and flash memory accessories for devices such as digital cameras and MP3 players. Our reseller channel, of which sales to the retail market represents the largest part, also includes mail order, value added reseller and e-commerce sales.

INDUSTRY OVERVIEW

           The demand for memory modules in electronic systems is growing rapidly. Dataquest forecasts that the worldwide market for DRAM memory modules will increase from $20.8 billion in 1999 to $69.4 billion in 2002, a 49.6% compound annual growth rate. Although Dataquest is forecasting DRAM memory module revenue declines in 2003 and 2004 as a result of decreasing DRAM component prices, it is forecasting increasing unit sales in both years. Several factors contribute to the increasing use of memory, such as the development of high-performance computers and servers, the greater complexity of software, the development of high-bandwidth and graphics-intensive applications, and evolving Internet and telecommunications infrastructure requirements. These factors result in the need for faster, more powerful memory products to meet demand for greater capabilities in the storage, manipulation, transfer and management of digital data. In addition, digital computing and processing have extended beyond traditional applications, like computers and servers, to include a wide array of sophisticated electronic equipment, such as routers, switches, hubs, digital cameras, digital video recorders, digital audio players, personal digital assistants and "smart" appliances.

Memory Technologies

           Memory modules typically incorporate some form of random access memory, which is a key component in determining the speed and efficiency of many electronic devices, shortening processing times and allowing multiple applications to run efficiently at the same time. DRAM and static random access memory are similar types of memory, which require constant power to preserve the stored information in an electronic device. Flash memory has similar capabilities as DRAM, except that it does not require a constant power supply to retain data.

           DRAM, which accounted for approximately 64% of the total memory semiconductor market by revenue in 1999, according to the Semiconductor Industry Association, can be divided into several architectures. Extended data output and fast page are trailing-edge DRAM technologies. Synchronous DRAM is the basic DRAM technology currently used in most computers. Double data rate and Rambus are leading-edge DRAM technologies that offer a significant increase in performance over standard synchronous DRAM. Each memory type has unique characteristics that make it appropriate for a particular application. Memory modules are compact circuit board assemblies of DRAM, static random access memory or flash memory components and related circuitry.

Industry Dynamics

           There are two types of memory module manufacturers: memory semiconductor manufacturers who produce their own silicon chips and assemble them into memory modules, and independent manufacturers like ourselves who purchase memory semiconductors from third parties and then assemble those semiconductors into memory modules. The memory semiconductor industry is highly concentrated, with a small number of large participants. The independent memory module manufacturer segment, in contrast, is highly fragmented, with numerous participants. Memory semiconductor manufacturers generally focus on high-volume standard memory modules and require long lead times. Independent memory module manufacturers typically are smaller in size and seek to distinguish themselves by being more responsive and flexible in the types of memory modules they provide, as well as the amount of lead time required for delivery. Independent memory module manufacturers sell to OEMs, contract electronics manufacturers, distributors and to large memory semiconductor manufacturers who have chosen to outsource the manufacture of memory modules that incorporate their own semiconductors. In addition, unlike most memory semiconductor manufacturers, independent memory module manufacturers sell directly into the reseller channel. Dataquest expects independent memory module revenues to grow at a compound annual rate of 53.8% from 1999 through 2002, compared to 47.9% for memory module revenues of semiconductor manufacturers over the same period. We believe that the growth in the independent memory module manufacturer market will disproportionately benefit participants like ourselves who have the scale, geographic scope and full range of services required by many customers.

           The memory module market consists of the OEM sales channel and the reseller sales channel. Sales to the OEM channel typically include both custom and standard memory modules, while sales to the reseller channel are typically standard DRAM memory modules for sale as upgrades to end users. OEM channel participants typically look to memory module manufacturers to provide a broad range of memory modules to be utilized in their portfolio of products. OEM customers generally require comprehensive engineering, logistics and supply-chain management services, as well as a high level of flexibility and responsiveness. Reseller channel customers require a high level of customer service and reliable, fast and flexible delivery of memory modules. In addition, resellers strongly consider the memory product manufacturer's brand reputation for quality, as well as price.

           Many OEMs, their contract electronics manufacturers and large memory semiconductor manufacturers are increasingly outsourcing the production of memory modules to specialized memory module manufacturers like ourselves. We believe that the outsourcing trend in the OEM sales channel is driven by the following factors:

         o Focus on core product design, development and marketing competencies. Faced with increasing competitive pressures, OEM channel participants are increasingly focusing their resources on those areas where they believe they can achieve the greatest competitive advantages. By relying on independent memory module manufacturers, OEM channel participants can take advantage of the latest memory manufacturing technologies without diverting resources from their core competencies of product design, development and marketing. Many contract electronics manufacturers, in turn, are focusing on managing their entire supply chain, seeking external solutions for specialized subassemblies such as memory modules. Semiconductor manufacturers are focusing on developing new technologies to address new applications that require faster, more complex and more diverse memory semiconductor architectures.

         o Reduce time-to-market for new products and increase manufacturing flexibility. With success for OEM channel participants increasingly dependent on the ability to rapidly introduce new products and ramp production in times of surging demand, time-to-market and time-to-volume capabilities throughout the supply-chain are critical. OEMs and their contract electronics manufacturers are increasingly looking to independent memory module manufacturers to provide active design and engineering support, in addition to providing the manufacturing flexibility necessary to enable OEMs to deliver their products in volume. Memory semiconductor manufacturers look to independent memory module manufacturers to supplement their production and enable them to become more flexible and responsive in the service they provide to their OEM customers.

         o Maintain a broad range of memory module technologies. Because of the pace of technological change and because some OEMs commit to service and maintain the equipment they sell for over ten years, OEMs are increasingly required to carry a wide variety of memory modules. We believe that specialized memory module manufacturers are more capable of efficiently maintaining a broad range of design, engineering, procurement, manufacturing and testing capabilities than OEMs and contract electronics manufacturers.

         o Manage inventory costs. The market for mass produced memory semiconductor components has historically been extremely volatile, characterized by periods of oversupply and rapidly declining prices as well as by periods of shortages and dramatically increasing prices. Accurately monitoring the memory component market, forecasting memory module demand and managing inventories to minimize exposure to price volatility requires significant expertise, focus and flexibility, as well as strong supplier relationships. OEMs and contract electronics manufacturers are increasingly choosing to rely on memory module manufacturers to perform these demanding functions.

THE PNY SOLUTION

           We have established strong relationships with numerous OEMs, contract electronics manufacturers and resellers, many of which are leaders in their respective markets. These relationships are a result of our ability to provide superior service to our customers, based on the following strengths:

           Strong supply-chain management capabilities. We assist our customers in procuring memory modules, managing their inventory levels and reducing the volatility of their inventory costs. We regularly consult with our major customers and provide them with market forecasts. Using our forecasts and insight, we work with our customers to develop a purchasing program that seeks to satisfy their memory module requirements and minimize their costs. Through our strong relationships with memory semiconductor manufacturers, we are usually able to maintain a source of memory components in periods of market shortage, minimizing disruptions of product deliveries to our customers. We offer competitive and innovative pricing for our customers, including a cost-plus pricing model that we use with some of our OEM customers.

           Responsiveness and flexible customer service. We provide quick turnaround solutions and just-in-time delivery for our customers so they can maximize production efficiencies. We are able to often process, manufacture and ship orders in the same day. We operate four facilities in the United States and western Europe that are strategically located near many of our largest customers. Our facilities operate under the same manufacturing processes and procedures, allowing us to transfer production from one of our facilities to another to maximize capacity utilization and efficiently meet customer demand.

           Comprehensive engineering and testing services. We offer our customers integrated engineering and design capabilities. In consultation with our customers, our engineers design and qualify customized memory modules for their specialized needs, while emphasizing quality, cost and efficiency. We have field engineers dedicated to our major OEM channel customers and, if business warrants, we staff an engineer on-site to assist our customer in meeting their design requirements and in qualifying our products to meet their specifications. We subject 100% of the products that we manufacture to a comprehensive testing program to ensure that our customers receive top-quality memory modules.

           Broad range of products. We engineer, manufacture and test both legacy and leading-edge memory modules ranging in densities from 1 megabyte to 1 gigabyte or higher, using DRAM, static random access memory and flash memory technologies. Our broad range of products is particularly important to our OEM customers, who often commit to service and maintain the equipment they sell for over ten years. Our DRAM-based memory modules employ a full range of technologies, ranging from trailing-edge, such as extended data output and fast page, to leading-edge, such as double data rate and Rambus. Our staff of experienced engineering personnel allows us to rapidly qualify our memory modules, whether including new or old technologies, for our customers' product applications, increasing the breadth of products we can provide.

OUR STRATEGY

           We intend to further our position as a leading manufacturer of standard and custom memory modules and provider of related engineering and supply-chain management services to OEMs, retailers and other resellers. In addition, we intend to enter new product categories in the retail channel by capitalizing on our widely-recognized brand name. Our strategy is to:

           Expand sales to rapidly growing OEMs. We seek to expand our sales to the OEM channel by targeting industry leaders in high-growth sectors within the electronics and high-end computing industries, such as leading providers of networking, telecommunications and Internet infrastructure equipment. We currently serve some of the leaders in these markets, such as Cisco Systems, Lucent and Network Appliance. Sales to our OEM channel customers represents the fastest-growing part of our business, with a growth rate of 176% in the year ended December 31, 1999 and 241% in the six months ended June 30, 2000 over the comparable prior-year periods. We believe that the OEM sales channel will continue to be a significant growth opportunity in the future.

           Continue to focus on both leading-edge and trailing-edge technologies. We expect the diversity of memory modules required by OEMs to continue expanding as OEMs are increasingly required to support and service older technology products and equipment. We intend to provide both leading-edge and trailing-edge memory modules to meet all of our OEM customers' demands. We are capable of providing a full range of leading-edge memory modules, including Rambus, double data rate and other next-generation memory technologies. We also continue to produce 8 megabyte and 16 megabyte and other low-density memory modules, to support our OEM channel customers' legacy products and for commercial, industrial and other applications. Because many memory semiconductor manufacturers discontinue production of these trailing-edge products, we face less competition in this product sector.

           Maintain core market-leading customer base. We intend to pursue strategic relationships with a core group of customers that we believe have the potential to generate significant revenue. By focusing our resources and expertise on providing superior quality and service to a core group who are market-leaders, we believe that we can become their preferred source for memory solutions and become deeply embedded in their businesses. In our OEM business, it is our goal to become qualified in 100% of our customers' new memory modules and in a significant portion of their older technologies. In the reseller channel, we intend to focus on servicing the largest and fastest-growing retail chains.

           Maintain strong vendor relationships. We maintain strong relationships with many of the largest memory semiconductor manufacturers in the world. To foster these relationships with our suppliers, we have a policy of purchasing at least 80% of our semiconductors from direct suppliers, rather than through the spot market. For the six months ended June 30, 2000, we purchased 91% of our memory semiconductors directly from semiconductor manufacturers. We provide our primary semiconductor manufacturers with rolling three-month forecasts of our orders, and we have a policy of purchasing at least these forecasted quantities. We believe this is important because semiconductor manufacturers take into consideration the purchasing history of their customers when they make product allocation decisions in times of semiconductor shortages. These strategies, which we believe increase vendor loyalty, also assist us in reducing our exposure to memory semiconductor price volatility because we do not depend to any significant degree on spot market purchases.

           Capitalize on our brand name to expand into other retail product lines. We believe that our retail channel leadership results from our reputation for quality products, service and logistics, and has created a brand name that is well known and highly regarded by end users of memory modules. This brand recognition, we believe, will allow us to sell additional products to our loyal retail customer base. For example, we have recently begun selling PNY-branded writeable and recordable compact discs and flash card readers for digital cameras. Because of our retail relationships and brand recognition, we expect to be able to generate incremental revenues from these and other new retail product lines without expending significant capital on these product line extensions.

           Pursue acquisitions of complementary businesses and facilities. We intend to make acquisitions to strengthen our position in our targeted markets, enhance our technology base, increase our production capacity and expand our geographic presence. For example, we recently purchased our Ballivor, Ireland, facility from NEC to strengthen our presence in western Europe and service NEC's memory business in this market. We currently have no commitments or agreements and are not involved in any negotiations to acquire any business or manufacturing facility.

PRODUCTS

Memory Modules

           We sell a wide array of memory modules, ranging from densities of 1 megabyte to 1 gigabyte, or higher, based on DRAM, static random access memory and flash technologies. Memory modules are compact circuit board assemblies of semiconductor memory components and related circuitry. In 1999, approximately 95% of our memory module revenues were based on DRAM technology. We expect to increase our sales of flash memory modules in the future. We sell memory modules primarily using extended data output, fast page and synchronous DRAM technology, but we also produce Rambus memory modules and are capable of producing double data rate memory modules when the market develops.

           Our memory modules include dual in-line memory modules, single in-line memory modules, small outline dual in-line memory modules and Rambus in-line memory modules. The primary differences among these memory modules are the module size, memory semiconductor technology used and their applications.

           In the OEM sales channel, we sell memory modules with densities ranging from 1 megabyte to 1 gigabyte or higher. In the reseller channel, we sell memory modules with densities ranging from 4 megabytes to 512 megabytes. The large majority of our memory modules in both sales channels have 32, 64 or 128 megabyte densities. We sell our reseller channel memory modules under our own PNY label, as well as under private labels.

Other Products

           We recently began to leverage our reseller channel leadership to sell media products under the PNY label. We began selling recordable and writeable compact discs to our reseller channel customers in January 2000. Recently, we also began selling flash memory accessories for such devices as digital cameras and MP3 players. We purchase these products from manufacturers and sell them to our reseller channel customers under either the PNY label or under private labels.

SUPPLY-CHAIN MANAGEMENT

           We assist our customers in procuring memory modules, maintaining their inventory levels and reducing the volatility of their inventory costs.

           We provide quick turnaround solutions and just-in-time delivery for our customers to maximize production efficiencies. We regularly consult with our OEM channel customers, sharing our DRAM market insights and forecasts so they can more efficiently manage their memory module inventories. We maintain safety reserve inventories that enable us to process, manufacture and ship some orders in the same day. We also work with some of our customers in managing their surplus inventory by selling their excess memory modules through our distribution network.

           For our reseller channel customers, we have developed comprehensive integrated inventory management systems. We typically receive weekly, and in some cases daily, on-hand inventory reports from our largest customers. We are also connected to several of our largest customers' electronic data interchange systems, which notify us as soon as inventories need to be replenished. Once an order is placed, we can either ship to a customer's warehouse or directly to its stores to reduce turnaround time and storage costs. We also maintain small inventories of memory modules that we can ship overnight to our customers in case of unexpected demand.

ENGINEERING, MANUFACTURING AND TESTING

Engineering

           We provide comprehensive engineering services to our OEM channel customers. In consultation with a customer, we review their memory module requirements and recommend cost effective and efficient module solutions. We often provide our OEM customers with design assistance, either helping them develop new memory interfaces to work with existing memory modules or to design new memory modules to work with existing memory interfaces.

           OEMs require all memory modules to undergo a rigorous qualification process before they can be used in an application. In the qualification process, every aspect of the memory module, including the semiconductor device itself, must be tested in each possible application before it is approved by the OEM. This process can take between several days and several months, depending on the complexity of the memory module and the number of applications that use it. We offer our OEM customers the services of our field engineers, who provide on-site engineering and qualification assistance.

           As a member of the Joint Electronic Device Engineering Council and as a participant in two of its key standard-setting committees, we participate in the industry design and standard-setting processes for memory modules.

Manufacturing

           We employ highly automated manufacturing processes that involve the use of surface mount equipment that has been optimized for the production of memory modules. Due to our flexible manufacturing setup, we can offer our customers rapid manufacturing and test cycles on small and large projects. We employ rigorous quality control procedures in each facility and perform statistical process control at various steps of the manufacturing process. In addition, we conduct quality assurance through a process audit to ensure that the final product meets required specifications. We believe that we adhere to the highest quality control standards in every aspect of our operations.

           We have received ISO registrations for all our facilities. ISO is an international series of quality standards that can improve quality, productivity and customer satisfaction, and reduce waste. Many of our OEM customers require their memory module providers to be ISO registered. To comply with ISO registrations, we continuously monitor and work to improve the design, development, production and testing of our memory modules. We have received NEC's electronics qualification for dual in-line memory module and single in-line memory module manufacturing.

Testing

           We test 100% of the products that we manufacture. We use sophisticated test systems to confirm that our memory modules function properly and meet or exceed our customers' requirements.

CUSTOMERS, SALES AND MARKETING

           We currently sell our products and provide our services to a wide range of customers in the OEM and reseller channels, including some of the largest and best known OEMs and consumer electronics and office supply retailers.

OEM Sales Channel

           We sell our products and provide our services directly to OEMs, contract electronics manufacturers, electronics component distributors and memory semiconductor manufacturers. In the six months ended June 30, 2000, we sold our products to more than 20 direct OEM and contract electronics manufacturer customers. We indirectly provide our products to over an additional 50 OEMs and electronics component distributors. We have working relationships with many of our indirect OEM customers, such as Lucent, and they often direct their contract electronics manufacturers to purchase memory modules from us.

           Set forth below are our five largest OEM channel customers for the year ended December 31, 1999 and the markets in which they primarily compete:


      Customer                       Primary Fields
      --------                       --------------
      Arrow Electronics............  Electronic components distribution
      Cisco Systems................  Networking and communications equipment
      Jabil........................  Contract electronics manufacturing
      NEC..........................  Semiconductors and high-end computing
      Network Appliance............  Network-attached data storage


           Our OEM business unit uses an internal direct sales force of eight individuals, complemented by an external sales force of nine manufacturers' representatives. We believe these combined sales forces have the local presence, market knowledge and strategic insight to allow us to effectively market our products to our OEM channel customers.

Reseller Sales Channel

           In the year ended December 31, 1999, we sold our products to over 40 reseller channel customers through a variety of distribution channels. Our key customers include leading consumer electronics and office supply retail chains such as BestBuy, CompUSA, Dixons, Office Depot and Staples. Our products are sold in over 3,000 retail locations nationwide. In addition to the retail market, we also sell our products through mail-order companies, electronics component distributors, value-added resellers and e-commerce companies.

           Our reseller channel business unit uses in-house sales representatives and manufacturers' representatives. Some of our reseller channel customers feature our products in their advertisements in exchange for a fee. On our website, our memory configurator software helps customers in the memory module selection process by matching their needs to the right PNY memory module. We offer a toll-free, 24-hour technical support hotline that provides customers with direct access to knowledgeable memory specialists.

SUPPLIERS

           In excess of 95% of our memory modules are based on DRAM technology. We purchase our DRAM semiconductors from a small number of suppliers who collectively provide us with a full range of memory semiconductors to support both leading-edge and trailing-edge memory modules. Our primary suppliers are Infineon, Micron, Toshiba and Vanguard.

           We maintain close working relationships with large memory semiconductor manufacturers in the United States, Asia and Europe. Our vendor base represents a cross-section of price leaders, technology leaders, mainstream and trailing-edge product suppliers. We believe that our relationships help us secure allocations in times of semiconductor shortages. In addition to our traditional memory semiconductor suppliers, we also purchase a limited amount of memory semiconductors through the spot market. Our procurement organization operates from offices in close proximity to many of our suppliers to help ensure competitive pricing and a dependable supply of materials for our products.

COMPETITION

           We conduct business in a market characterized by intense competition, rapid technological change, evolving industry standards and price volatility. We compete in this market on the basis of service, quality and price.

           Some of our significant suppliers, such as Infineon, Micron and Toshiba, are also our competitors. Many have the ability to manufacture competitive products at lower costs as a result of their vertical integration. We also face competition from current and prospective OEM customers that evaluate our capabilities against the merits of manufacturing products internally. We also compete for OEM business with independent manufacturers such as Celestica, Inc., Kingston Technology Company, Smart Modular (a division of Solectron Corporation) and Viking Components, Inc. We believe that our primary competitors in the reseller sector include Centon Electronics, Inc., K-byte (a division of Reptron Electronics, Inc.), Kingston and Viking.

FACILITIES

           We occupy four modern manufacturing facilities that have a combined 260,200 square feet of floor space. These facilities are strategically positioned on both coasts of the United States and in Europe to address the global demand for high-quality memory module solutions.

LOCATION                               SQUARE FOOTAGE              LEASE/OWN         ISO STATUS
--------                               --------------              ---------         ----------
Parsippany, New Jersey............         153,500                   Lease              9001
                                                                (expires 2007)
Santa Clara, California...........         46,700                    Lease              9002
                                                                (expires 2007)
Bordeaux, France..................         41,000                     Own               9002

Ballivor, Ireland.................         19,000                    Lease              9002
                                                                (expires 2000)

           In addition to these facilities, we have a sales office in London and a purchasing representative in Tokyo. We believe that our existing facilities are adequate for our current operations. We are capable of significantly increasing production at each facility by either purchasing additional production lines or increasing the number of shifts.

EMPLOYEES

           As of June 30, 2000, we had approximately 440 full-time employees. We added approximately 70 employees in Europe when we acquired our Ireland facility in July 2000. In addition to our full-time employees, we regularly employ temporary and part-time employees at all of our facilities. Our employees in the United States are not represented by any collective bargaining agreements. Two employees in France and all of our employees in Ireland are represented by unions. We have never experienced a work stoppage at any of our facilities. We consider our relationship with our employees to be good.

LEGAL PROCEEDINGS

           As of the date of this prospectus, we are not involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

           Set forth below is information concerning our executive officers and directors.

NAME                                       AGE    POSITION
----                                       ---    --------
Gadi Cohen..........................       41     Chairman of the Board, President and Chief Executive Officer

Jean-Pierre Pucheu..................       53     President of PNY Technologies Europe and Director

Mark J. Ciano.......................       33     Vice President of Finance and Administrative Services

Anthony G. Gomez....................       36     Vice President of Sales and Marketing-Reseller

Julian C. Hawkins...................       35     Vice President of Worldwide Sales-OEM

John P. Hughes......................       42     Vice President of Operations and Procurement

Mark A. Sawyer......................       40     Vice President and General Manager of the Santa Clara Facility

Robert J. Stone.....................       35     Vice President of Manufacturing and Engineering

Joseph P. DiSabato..................       33     Director

Michael W. Goroff...................       40     Director

Igal Lichtman.......................       48     Director


Gadi Cohen has served as our Chairman of the Board, President and Chief Executive Officer since he founded PNY in 1985. Prior to founding PNY, Mr. Cohen served for seven years as an officer in the Israeli army.

Jean-Pierre Pucheu has served as President of PNY Technologies Europe since 1994 and as a Director since 1998. Mr. Pucheu supervises PNY's European operations from our manufacturing facility in Bordeaux, France. Prior to joining PNY, Mr. Pucheu spent 23 years with IBM, where he attained the position of Director of European Component Purchasing. Mr. Pucheu earned the equivalent of an M.B.A. from L'Ecole Superieure de Commerce et D'Administration in Bordeaux, France.

Mark J. Ciano has served as Vice President of Finance and Administrative Services since February 2000. Mr. Ciano is responsible for overseeing all financial, human resources and administrative affairs of the company. Formerly a Senior Auditor with KPMG Peat Marwick, Mr. Ciano joined PNY in 1995 as Assistant Controller, became Controller in 1997 and assumed his present position in February 2000. He has 10 years of finance experience and holds a B.A. in Accounting from William Patterson University.

Anthony G. Gomez has served as Vice President of Sales and Marketing - Reseller since June 2000. Mr. Gomez is responsible for managing and directing PNY's reseller channel sales. Prior to joining PNY, Mr. Gomez was the Vice President of Sales, Media Solutions at Sony Electronics, Inc., where he was responsible for a $300 million strategic business unit, with primary responsibility for managing the sale of consumer analog audio, video and camcorder media. Mr. Gomez has an M.B.A. in Finance from Fairleigh Dickinson University.

Julian C. Hawkins has served as Vice President of Worldwide Sales - OEM since August 2000. Mr. Hawkins is responsible for managing and directing PNY's business with OEMs. Prior to joining PNY, Mr. Hawkins held the position of Vice President of Marketing and Vice President of Worldwide Corporation Accounts at

Samsung Semiconductor, Inc., where he was responsible for marketing and sales of memory and flat panel display products. During eight years at Samsung, Mr. Hawkins led sales and marketing activities in all three major semiconductor regions - North America, Europe and Asia. Mr. Hawkins has a B.Sc. in Computer Science from the Victoria University of Manchester.

John P. Hughes has served as Vice President of Operations and Procurement since 1996. Mr. Hughes oversees PNY's purchasing, packaging and warehouse operations. Formerly Product Manager at Quad Systems Corporation, Mr. Hughes joined PNY in 1991 as Director of Manufacturing, became Director of Operations in 1994 and assumed his present position in 1996. He has approximately 12 years of technology product manufacturing experience and earned a B.S. in Electrical Engineering from Lehigh University.

Mark A. Sawyer has served as Vice President and General Manager of our Santa Clara Facility since April 2000. Mr. Sawyer is responsible for managing and directing PNY's manufacturing operations in Santa Clara. Prior to joining PNY, Mr. Sawyer was Vice President of Operations at Digital Microwave Corporation for seven years, where he was responsible for production, materials management, manufacturing engineering and test engineering. Previously, Mr. Sawyer was Director of Total Quality Management and Business Process Re-engineering at Applied Materials Corporation.

Robert J. Stone has served as Vice President of Manufacturing and Engineering since 1997. Mr. Stone is responsible for engineering and all aspects of manufacturing, including production management, process development and factory integration. Formerly Vice President of Product Development and Integration at Quad Systems Corporation, Mr. Stone joined PNY in 1994 as Manufacturing Manager, was promoted to Director of Manufacturing in 1996, and to his present position in 1997. He has over 15 years of experience in surface mount technology manufacturing and holds a B.S. degree in Electrical Engineering from the University of Rhode Island.

Joseph P. DiSabato has served as a director since 1998. Mr. DiSabato is a Vice President of Goldman, Sachs & Co., in its Merchant Banking Division. Mr. DiSabato holds an M.B.A. from the Anderson Graduate School of Management at the University of California at Los Angeles. He serves on the Board of Directors of numerous portfolio companies on behalf of Goldman, Sachs, including Amscan Holdings, Inc., and Madison River Communications.

Michael W. Goroff has served as a director since late 1995. He is currently a partner of the law firm Milbank, Tweed, Hadley & McCloy LLP and was a partner prior to joining PNY. During 1996 and the first three months of 1997, Mr. Goroff served as PNY's Vice President and Chief Operating Officer. Mr. Goroff earned a J.D. from Harvard Law School.

Igal Lichtman has served as a director since 1998. Mr. Lichtman was the founder, Chairman and Chief Executive Officer of Magic Solutions International, a software company which he sold in 1998. He also founded Microage, Inc., a computer local area network business, which he sold in 1997. Mr. Lichtman holds a B.S.E.E degree from Technion Israel Institute of Technology.

BOARD OF DIRECTORS

           Following the completion of this offering, our board of directors will have five members, including three directors who are not employees and who are otherwise independent. Our directors will be divided into three classes. Each class will be elected for terms of three years. The initial terms of the Class I, Class II and Class III directors are expected to end at our annual stockholders meeting held in 2001, 2002 and 2003, respectively. In addition, our amended and restated bylaws will provide that the authorized number of directors will be between four and seven, with the exact number to be determined by a majority of our board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

           Following completion of this offering, our board of directors will have an audit committee, a compensation committee and a nominating committee. The board may also establish other committees to assist in the discharge of its responsibilities.

           The functions of the audit committee, which is expected to consist of Messrs. DiSabato, Goroff and Lichtman, each a non-employee director, include: reviewing the adequacy of our system of internal accounting controls; reviewing the results of the independent auditors' annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; reviewing our audited financial statements and discussing them with management; reviewing the audit reports submitted by the independent auditors; reviewing disclosures by independent auditors concerning relationships with our company and the performance of our independent auditors and annually recommending independent auditors; adopting and annually assessing its charter; and preparing such reports or statements as may be required by the Nasdaq National Market and applicable securities laws.

           The compensation committee will provide a general review of our compensation and benefit plans to ensure that they meet corporate objectives. The compensation committee will review our management recommendations on compensation for all our officers and major compensation policies and practices, and then report its recommendations to the full board of directors for approval and authorization. The compensation committee will administer our stock plan and
is expected to consist of Messrs.        ,       and      .

           The nominating committee will identify, screen and recommend qualified candidates to fill vacancies on the board of directors and is expected
to consist of Messrs.       ,       and      .

BOARD COMPENSATION

           Directors who are also our officers are not separately compensated for serving on the board of directors, other than reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Outside directors are paid a fee of $1,000 per meeting, as well as reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Directors are eligible to receive discretionary option grants pursuant to our employee stock option plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           We did not have a compensation committee or other board committee performing equivalent functions in 1999. We anticipate that no member of our compensation committee, once established, will serve as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

EMPLOYMENT AGREEMENTS

           We currently do not have employment agreements with any of our executive officers.

EXECUTIVE COMPENSATION

           The following table sets forth information concerning the compensation for the year ended December 31, 1999 for our Chief Executive Officer and our four other most highly compensated executive officers at such date.

                         1999 SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION (1)              LONG-TERM COMPENSATION
                                                -----------------------              ----------------------
                                                                                  RESTRICTED        SECURITIES         ALL OTHER
                                                SALARY            BONUS          STOCK AWARDS       UNDERLYING       COMPENSATION
       NAME AND PRINCIPAL POSITION               ($)               ($)               ($)             OPTIONS            ($) (2)
       ---------------------------               ---               ---               ---             -------            -------
Gadi Cohen..........................           300,000            189,000             -                    -             8,000
   President and Chief Executive Officer


Jean-Pierre Pucheu..................           160,000            100,920             -                    -            17,080
   President of PNY Technologies Europe

John P. Hughes......................           157,400             97,650             -              100,000            12,800
   Vice President of Operations and
   Procurement

Robert J. Stone ....................           157,400            127,650             -              100,000            10,661
   Vice President of Manufacturing and
   Engineering

Michael Williamson (3)..............           170,000             97,650             -               50,000            12,270
   Vice President of Sales and Marketing


---------------

(1) Excludes perquisites and other personal benefits because such compensation did not exceed either $50,000 or 10% of the total annual salary and bonus for any of the named executive officers.

(2) All other compensation consists of discretionary matching contributions to our 401(k) plan on behalf of each named executive officer and any car allowances.

(3)      Mr. Williamson was employed by us between April 1998 and June 2000.

           All executive officers are eligible to participate in our employee stock option plan and may participate in other employee benefit plans and programs, such as health insurance plans, that we offer to our other employees.


OPTION GRANTS IN LAST FISCAL YEAR

           The following table sets forth information regarding grants of stock options to purchase shares of our common stock made to the named executive officers during the year ended December 31, 1999. These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant as determined by our board of directors on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved for the options if exercised at the end of the option term.

           The 5% and 10% assumed annual rates of compound stock price appreciation in the table are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. For purposes of this table, we have based the hypothetical values on a deemed common stock value of $3.00 at the time of option grant. This does not represent our estimate or projection of our future stock price.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1999

                                                     INDIVIDUAL GRANTS
                              -------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE
                                                    PERCENT                                             VALUE AT ASSUMED
                               NUMBER OF            OF TOTAL           EXERCISE                          ANNUAL RATES OF
                              SECURITIES            OPTIONS             PRICE                              STOCK PRICE
                              UNDERLYING           GRANTED TO         PER SHARE                         APPRECIATION FOR
                                OPTIONS           EMPLOYEES IN        BASE PRICE      EXPIRATION           OPTION TERM
NAME                          GRANTED (1)       FISCAL YEAR (%)          ($)             DATE          5% ($)       10% ($)
----                          -----------       ---------------          ---             ----          ------       -------
Gadi Cohen..................       -                   -                  -                -             -             -

Jean-Pierre Pucheu..........       -                   -                  -                -             -             -

John P. Hughes..............    100,000              17.1%               3.00           6/30/09       188,668       478,123

Robert J. Stone.............    100,000              17.1%               3.00           6/30/09       188,668       478,123

Michael Williamson (2)......     50,000               8.6%               3.00           7/05/00          -             -


---------------

(1) All options granted to the named executive officers for the year ended December 31, 1999 are 33.3% vested as of June 30, 2000.

(2) Options were forfeited before they vested upon termination of his employment in June 2000.


AGGREGATE YEAR-END OPTION VALUES

           The table below sets forth the value and number of shares of common stock subject to exercisable and unexercisable options held as of December 31, 1999 by each of the executive officers named in the 1999 Summary Compensation Table. No named executive officer exercised any options in 1999.

                     AGGREGATE FISCAL YEAR-END OPTION VALUES

                                   NUMBER OF SHARES OF COMMON STOCK
                                  UNDERLYING UNEXERCISED OPTIONS AT    VALUE OF UNEXERCISED IN-THE-MONEY
                                               YEAR END                     OPTIONS AT YEAR-END (1)
                                               --------                     -----------------------
NAME                               EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
----                               -----------       -------------       -----------      -------------
Gadi Cohen....................          -                  -                 $-                $-

Jean-Pierre Pucheu............       200,000            100,000           2,088,000         1,044,000

John P. Hughes................          -               100,000               -              754,000

Robert J. Stone...............          -               100,000               -              754,000

Michael Williamson............          -                50,000 (2)           -                 -


---------------

(1) Assumes a deemed value for financial reporting purposes at year end of $10.54 per share minus the exercise price.

(2) Mr. Williamson's options were forfeited upon termination of his employment in June 2000.


STOCK OPTION AND OTHER BENEFIT PLANS

Stock Option Plan

           In June 1999, we adopted a stock option plan, which was further amended in September 2000, for directors, officers, employees, consultants and other individuals or entities selected by our board of directors or compensation committee, which provides for nonqualified stock option and incentive stock option grants to our employees and directors. At June 30, 2000, options for 785,750 shares were issued, 16,750 were cancelled and 231,000 shares were available for future grants under the plan. The September 2000 amendment will increase the number of shares of common stock available for award under the plan
from 1,000,000 shares to      shares. Options granted under our plan currently
vest over four years. We intend to grant options to purchase up to     shares to
employees in connection with the consummation of this offering. We will grant these options at the initial public offering price per share.

           Options under the plan generally expire ten years from the date of grant. If a participant's employment or provision of services is terminated (other than as a result of death, disability or retirement), the options expire 30 days after termination. If a participant's employment is terminated as a result of death, disability or retirement, the options expire 90 days from the date of termination. All shares issued pursuant to the plan are subject to transfer restrictions.

401(k) Profit Sharing Plan

           We adopted a tax-deferred 401(k) profit sharing plan in September 1996. The plan covers substantially all full-time U.S. employees on our payroll who are at least 21 years of age. Employees become eligible to participate in the first quarterly enrollment date after hire. The plan provides for voluntary employee contributions up to 15% of their annual pre-tax compensation, subject to the maximum limit allowed by the Internal Revenue Service guidelines, which is currently $10,500 annually. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions to the plan, and income earned on the plan contributions, are not taxable to employees until withdrawn from the plan, and contributions by us will be deductible by us when made. The trustee under the plan, at the discretion of each participant, invests the employee contributions to the plan in selected investment options.

           At our discretion, we make matching contributions to each participating employee based on his or her voluntary contributions to the plan. We currently match one-half of an employee's matchable contributions to the plan, which cannot exceed 3% of their compensation. We may also make, in our discretion, annual profit sharing contributions on behalf of eligible employees. Each employee who is a plan participant on the last day of the plan year and has completed at least 1,000 hours of service during the year is entitled to a share of any profit sharing contribution we make for the plan year. Our matching contribution and profit sharing contributions vest at the rate of 20% per year beginning after the employee's second year of employment with us.

Promised Stock Grants

           During 1997 and 1998, we granted to specified employees for no consideration the right to receive 445,100 shares of common stock, which will be delivered to them when the restriction period described below terminates. These shares are subject to forfeiture upon termination of employment. These shares are also subject to certain restrictions on transfer which terminate in part at the end of a restriction period that ends on the earliest to occur of (1) 180 days following the consummation of our initial public offering, (2) immediately prior to a change in control, and (3) ten years after the date of grant. Gadi Cohen has agreed to transfer to us as a contribution of capital, upon the termination of the restriction period, a number of shares of common stock equal to the number of shares of common stock that we have agreed to deliver to the specified employees. As of June 30, 2000 and after giving effect to shares to be issued and shares forfeited during the period beginning in 1997 and ending on June 30, 2000, Mr. Cohen and then, in turn, PNY, expect to deliver 201,100 shares to the specified employees upon the termination of the restriction period.

LIMITATION OF DIRECTORS AND OFFICERS LIABILITY

           Our certificate of incorporation provides that no director will be liable for monetary damages for breach of the director's fiduciary duty to us or our stockholders, except for liability arising from:

         o breach of the director's duty of loyalty to us or our stockholders,

         o acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,

         o improper distributions to stockholders and improper purchases or redemptions of stock, and

         o transactions from which the director derived an improper personal benefit.

This provision of our certificate of incorporation does not eliminate the directors' fiduciary duties, and in appropriate circumstances, equitable remedies including an injunction or other forms of non-monetary relief would remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, including federal securities laws or state or federal environmental laws.

           In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. We have obtained directors and officers liability insurance coverage, which covers, among other things, liabilities arising under the Securities Act.

                           RELATED PARTY TRANSACTIONS

           In August 1995, we entered into a Preferred Stock and Warrant Purchase Agreement with certain affiliates of Goldman, Sachs & Co. and Gadi Cohen. As part of that agreement, we sold 13,000 shares of Series A preferred stock, convertible into 1,300,000 shares of common stock, and warrants to purchase 487,500 shares of common stock for an aggregate purchase price of $15.0 million, to affiliates of Goldman, Sachs & Co. Upon the automatic conversion of the Series A preferred stock upon consummation of this offering and the cashless exercise of these warrants, the affiliates of Goldman, Sachs & Co. will be the beneficial owners of more than 5% of our outstanding shares of common stock. Joseph P. DiSabato, one of our non-employee directors, is employed by Goldman, Sachs & Co. See "Principal Stockholders" for information relating to the beneficial ownership of shares and identification of affiliates of Goldman, Sachs & Co.

           Pursuant to a Preferred Stock and Warrant Purchase Agreement entered into with Gadi Cohen in August 1995, we issued Mr. Cohen two promissory notes for $18.1 million representing a return of capital originally invested by Mr. Cohen in our Company in 1995. Mr. Cohen subsequently gifted these notes to his spouse, Ruth Cohen. Pursuant to exchange agreements entered into in 1996 and 1997, respectively, we cancelled the notes and issued 15 shares of our Series B preferred stock and 3 shares of our Series C preferred stock, with an aggregate redemption price of $18.1 million. We intend to redeem the Series B and the Series C preferred stock with a portion of the proceeds of this offering. When we do so, we will net the $18.1 million redemption amount against amounts owing under the $2.3 million of notes described in the following paragraph.

           We loaned Ruth Cohen, spouse of Mr. Cohen, $2.3 million in nine separate loans between November 27, 1998 and February 5, 2000. These loans bear interest at a rate of 7.0% per annum and mature three years after their disbursement. The notes evidencing these loans will be repaid with the proceeds of the redemption of preferred stock described above.

                             PRINCIPAL STOCKHOLDERS

           The table below sets forth information known to us regarding the beneficial ownership of our common stock as of June 30, 2000, as adjusted to reflect the automatic conversion of outstanding shares of Series A preferred stock into common stock and the cashless exercise of warrants to purchase 487,500 shares of common stock prior to the closing of this offering, resulting
in the issuance of    shares of our common stock, and to reflect the sale of the common stock offered by this prospectus, by:

         o each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock,

         o each of our executive officers listed in the 1999 Summary Compensation Table under "Management,"

         o        each of our directors, and

         o        all executive officers and directors as a group.

           Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within sixty days of the date of this prospectus are deemed outstanding for purposes of computing the beneficial ownership by the person holding such options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is c/o PNY Technologies, Inc., 299 Webro Road, Parsippany, NJ 07054.

                                                       NUMBER OF SHARES                   PERCENTAGE OF SHARES
                                                         BENEFICIALLY                      BENEFICIALLY OWNED
BENEFICIAL OWNER                                            OWNED              BEFORE OFFERING           AFTER OFFERING
----------------                                            -----              ---------------           --------------
EXECUTIVE OFFICERS AND DIRECTORS:
Gadi Cohen (1).......................................     8,600,000
Jean-Pierre Pucheu (2)...............................       314,700
Mark J. Ciano (3)....................................        16,667
Anthony G. Gomez.....................................             -
Julian C. Hawkins....................................             -
John P. Hughes (4)...................................        41,233
Mark A. Sawyer.......................................             -
Robert J. Stone (5)..................................        35,933
Joseph P. DiSabato (6)...............................     1,787,500
Michael W. Goroff (7)................................        75,200
Igal Lichtman........................................             -
All executive officers and directors as a group
(11 persons).........................................    10,871,233

OTHER STOCKHOLDERS:
GS Capital Partners II, L.P. (8)                          1,787,500


------------------------
*Less than 1%.

(1) Includes 201,100 shares of common stock that will be gifted to PNY employees in connection with the consummation of this offering.

(2) Includes 147 shares of Series A preferred stock, which will automatically convert into 14,700 shares upon consummation of this offering and 300,000 shares that can be acquired upon the exercise of outstanding warrants.

(3) Includes 16,667 shares of common stock that can be acquired upon the exercise of outstanding options.

(4) Includes 79 shares of Series A preferred stock, which will automatically convert into 7,900 shares of common stock upon consummation of this offering, and 33,333 shares of common stock that can be acquired upon the exercise of outstanding options.

(5) Includes 26 shares of Series A preferred stock, which automatically convert into 2,600 shares upon consummation of this offering, and 33,333 shares of common stock that can be acquired upon the exercise of outstanding options.

(6) Mr. DiSabato is a Vice President of Goldman, Sachs & Co. and may be considered to have beneficial ownership of the affiliates of Goldman, Sachs & Co. that own an interest in us. Mr. DiSabato disclaims beneficial ownership of all such shares. The address of Mr. DiSabato is c/o Goldman Sachs & Co., 85 Broad Street, New York, New York, 10004.

(7) Includes 87 shares of Series A preferred stock, which automatically convert into 8,700 shares upon consummation of this offering, and 66,500 shares of common stock that can be acquired upon the exercise of outstanding warrants.

(8)      The shares beneficially owned by GS Capital Partners II, L.P. are held
         by: GS Capital Partners II, L.P. (   shares), GS Capital Partners II,
         Offshore, L.P. (   shares), Goldman, Sachs & Co. Verwaltungs GmbH (
         shares), Stone Street Fund 1995, L.P. (   shares), and Bridge Street
         Fund 1995, L.P. (   shares).

      Includes 1,300 shares of Series A preferred stock, which will automatically convert into 1,300,000 shares upon the consummation of this offering, and shares, which can be acquired upon exercise of outstanding warrants. GS Capital Partners II, L.P. is located at 85 Broad Street, New York 10004.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

           After giving effect to the filing of our amended and restated certificate of incorporation prior to the effectiveness of the registration statement of which this prospectus forms a part, the total amount of our
authorized capital stock will consist of      shares of common stock, par value
$0.01 per share, and      shares of preferred stock.

           After giving effect to this offering, the conversion of preferred stock and the exercise of warrants described below, assuming an offering of
price of $      per share and no exercise of the underwriters' overallotment
option, we will have      shares of common stock outstanding. At the closing of
this offering, all of our currently outstanding shares of Series A preferred
stock will automatically convert into     shares of common stock and all of our
currently outstanding shares of Series B preferred stock and Series C preferred stock will be redeemed with a portion of the proceeds of this offering. After giving effect to these transactions, we will have no shares of any series of preferred stock outstanding.

           The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and our bylaws, and by the provisions of applicable law.


COMMON STOCK

           The holders of our common stock are entitled to:

         o one vote per share on all matters submitted to a vote of our stockholders,

         o the payment of any dividends declared by the board of directors out of legally available funds, after the superior rights of any preferred stock holders have been satisfied, and

         o share ratably in company assets available for distribution to them in the event of our liquidation, dissolution, distribution of assets or winding up.

           The holders of common stock do not have cumulative voting rights. As a result, the holders of a majority of the outstanding common stock can elect all our directors. The remaining common stock holders will not be able to elect any directors. The holders of common stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. There are provisions in our certificate of incorporation and bylaws that would have the effect of delaying, deterring or preventing a change in control of our management in the case of a hostile takeover or other acquisition. See "Description of Capital Stock-Anti-Takeover Provisions of Delaware Law and Our Charter."

PREFERRED STOCK

           Our board of directors will have the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights of the preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the power of the common stock, impairing liquidation rights of the common stock and delaying or preventing a change of control or the removal of our existing management without further action by the shareholders. We have no present plans to issue any shares of preferred stock.

WARRANTS

           We have issued warrants to purchase shares of our common stock to members of senior management and the Board of Directors. We issued to a former director a warrant on April 22, 1996 to purchase 120,000 shares of common stock at an exercise price of $11.54 per share (which price automatically increased by 10% as of April 22, 2000 and on each April 22 thereafter). This director forfeited a portion of his warrant equal to 72,000 shares when he resigned in 1998. We issued to another of our directors a warrant to purchase 50,000 shares of common stock on March 4, 1997 at an exercise price of $11.54 per share (which price automatically increased by 10% on of April 22, 2000 and on each April 22 thereafter). On May 1, 1998, we also issued to this director a second warrant to purchase 16,500 shares of our common stock, at an exercise price of $0.10 a share. On May 1, 1998, we issued to another one of our directors, a warrant for the purchase of 300,000 shares of common stock at an exercise price of $0.10 per share. We have reserved 414,500 shares of common stock for the exercise of these warrants. No warrants have been exercised through June 30, 2000.

           On August 4, 1995, we issued warrants to purchase 305,900 shares of our common stock to GS Capital Partners II, L.P., warrants to purchase 121,600 shares of our common stock to GS Capital Partners II Offshore, L.P., warrants to purchase 11,300 shares of our common stock to Goldman, Sachs & Co. Verwaltungs GmbH, warrants to purchase 22,900 shares of our common stock to Stone Street Fund 1995, L.P. and 25,800 shares of our common stock to Bridge Street Fund 1995, L.P. These warrants have an exercise price of $12.31 per share. These Goldman, Sachs affiliates who hold warrants have agreed to exercise their warrants in full, pursuant to a cashless exercise, immediately prior to the effectiveness of this registration statement of which this prospectus forms a part, which will result in the issuance of shares of our common stock.

REGISTRATION RIGHTS

           As of the completion of this offering, the holders of an aggregate of 2,134,800 shares of common stock will be entitled to registration rights. These rights are provided under the terms of a registration rights agreement, management stockholders agreement and employee stock option plan between us and the holders of registrable securities, who include the affiliates of Goldman, Sachs mentioned above, current and former members of management and employees who purchased stock under the option plan. This agreement provides demand registration rights to the holders of registrable securities. In addition, the holders of all of the registrable securities are entitled under these agreements, subject to limitations, to require us to include their registrable securities in future registration statements filed by us.

           The demand registration rights provide that stockholders may request registration of their shares at our expense 180 days after the effective date of the registration statement of which this prospectus is a part, subject to a minimum amount of the requesting stockholder's shares per requested registration, and subject to our right to register our own shares or shares of other requesting stockholders, which may limit the total number of shares that may be sold in a single offering. These rights are being waived in connection with this offering.

           Holders of registrable securities are entitled to request us to register their securities when we propose or are required to register equity securities under the Securities Act of 1933. We are obligated to provide notice of the registration and the holders of registrable securities may request registration of their shares within 15 days of receipt of the notice. These rights are being waived in connection with this offering.

           Registration of shares of common stock pursuant to the rights granted in these agreements will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933. However, these agreements provide us the right to delay any registration request until 90 days after the effective date of this prospectus. All registration expenses incurred in connection with the above registrations will be borne by us.


ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CHARTER

           Delaware Law. In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

         o before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

         o on consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer, or

         o on or after that date, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

           Section 203 defines "business combination" to include:

         o any merger or consolidation involving the corporation and the interested stockholder,

         o any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation,

         o in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, or

         o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

           In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

           Charter Provisions. Our certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management. First, our certificate of incorporation provides that all stockholder actions upon completion of this offering must be effected at a duly called meeting of holders and not by a consent in writing. Second, our bylaws provide that special meetings of the holders may be called only by the chairman of the board of directors, the chief executive officer or our board of directors under a resolution adopted by a majority of the total number of authorized directors. Third, our certificate of incorporation and bylaws provide for a classified board of directors in which approximately one-third of the directors would be elected each year. Consequently, any potential acquirer would need to successfully complete two proxy contests in order to take control of the board of directors. As a result of the provisions of the certificate of incorporation and Delaware law, stockholders will not be able to cumulate votes for directors. Finally, our bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our management.


TRANSFER AGENT AND REGISTRAR

           has been appointed as the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

           The sale of a substantial amount of our shares in the public market after this offering could adversely affect the prevailing market price of our shares. Furthermore, the sale of a substantial amount of shares in the public market after the contractual and legal restrictions on resale described below lapse could adversely affect the prevailing market price of our shares and our ability to raise equity capital in the future.

           Upon completion of this offering, we will have outstanding an
aggregate of      shares, assuming the exercise of the warrants held by
affiliates of Goldman, Sachs and Co., assuming no exercise of the underwriters'
over-allotment option,    a    for stock split and no exercise of outstanding
options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

           Upon the expiration of the lock-up agreements described below and subject to the provisions of Rule 144 and Rule 701, restricted shares totaling will be available for sale in the public market 180 days after the date of this prospectus. The sale of these restricted securities is subject to the volume restrictions contained in those rules.

LOCK-UP AGREEMENTS

           We, our directors and executive officers and substantially all of our
significant stockholders, who own in the aggregate     shares of our common
stock, have entered into lock-up agreements with the underwriters. Under those agreements, subject to limited exceptions, neither we nor any of our directors or executive officers nor any of those stockholders may dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Lehman Brothers may release all or some of the securities from these lock-up agreements.

RULE 144

           In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

o     one percent of the number of shares of common stock then outstanding,
      which will equal approximately     shares immediately after this
      offering; or

o the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

           Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Immediately
upon completion of this offering,    shares will be eligible for sale under Rule
144(k).

RULE 701

           In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

           No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. After
this offering, there will be      shares available for sale under Rule 701.
Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

STOCK PLANS

           We intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our stock option plan. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.

           Currently, there are options to purchase 769,000 shares of our common stock outstanding under our stock option plan. We intend to grant options to
purchase an additional      shares of our common stock at the initial public
offering price per share to our employees in connection with the consummation of this offering. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.

                UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO
                                NON-U.S. HOLDERS

           The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock applicable to non-U.S. holders of our common stock who acquire and own it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. A "non-U.S. holder" is any person other than:

         o        a citizen or resident of the United States,

         o a corporation or partnership created or organized in the United States or under the laws of the United States or of any state,

         o an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, or

         o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

           This discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of common stock may be affected by certain determinations made at the partner level. Further, it does not consider U.S. state and local or non-U.S. tax consequences, nor does it consider non-U.S. holders subject to special tax treatment under the federal income tax laws, including banks and insurance companies, dealers in securities, and holders of securities held as part of a "straddle," "hedge" or "conversion transaction". In addition, persons that hold the common stock through "hybrid entities" may be subject to special rules and may not be entitled to the benefits of their country's income tax treaty, if any, with the U.S. THE FOLLOWING DISCUSSION IS BASED ON PROVISIONS OF THE INTERNAL REVENUE CODE AND ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS, AND ANY CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, IF YOU ARE A NON-U.S. HOLDER, WE URGE YOU TO CONSULT A TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

           Dividends. In general, assuming we have, and to the extent of, tax earnings and profits at the time of any dividends, dividends paid to a non-U.S. holder will be subject to withholding of U.S. federal income tax at a 30% rate unless this rate is reduced by an applicable income tax treaty with the United States. Dividends that are effectively connected with the holder's conduct of a trade or business in the United States, or, if a tax treaty applies, attributable to a permanent establishment or in the case of an individual a "fixed base," in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates and are not generally subject to withholding if the non-U.S. holder files the appropriate form (currently Internal Revenue Service Form W-8ECI) with the payor. Any U.S. trade or business income received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or any lower rate that may be applicable under an income tax treaty.

           Under current law, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above, and under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under final U.S. Treasury regulations, effective January 1, 2001, however, a non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the non-U.S. holder file a Form W-8 BEN which contains the holder's name and address.

           A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

           Disposition of Common Stock. Except as described below, a non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock provided that:

         o        the gain is not U.S. trade or business income,

         o the non-U.S. holder is not an individual who is present in the United States for 183 or more days in the taxable year of the disposition and who meets certain other requirements,

         o the non-U.S. holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates, and

         o PNY has not been and does not become a "United States real property holding corporation" for U.S. federal income tax purposes.

           We believe that we have not been, are not currently, and are not likely to become, a United States real property holding corporation. However, we cannot assure you that we will not be a United States real property corporation when a non-U.S. holder sells its shares of our common stock. If we were to be treated as a United States real property holding corporation, a non-U.S. holder who holds, directly or indirectly, more than 5% of our stock generally will be subject to U.S. federal income taxation on any gain realized from the sale or exchange of the stock, unless an exemption is provided under an applicable treaty.

           Federal Estate Taxes. In general, an individual who is a non-U.S. holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of property included in the individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, common stock owned, or treated as owned, by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal tax purposes, unless an applicable estate tax treaty provides otherwise.

           U.S. Information Reporting Requirements and Backup Withholding Tax. We are required to report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. Under current regulations, the U.S. backup withholding tax, which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to satisfy the information reporting requirements, will generally not apply to dividends paid on the common stock to a non-U.S. holder at an address outside the United States. Under final Treasury regulations, effective January 1, 2001, a non-U.S. holder generally would not be subject to backup withholding at a 31% rate if the beneficial owner certifies to that owner's foreign status on a valid Form W-8 BEN.

           Non-U.S. holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of common stock effected by a foreign office of a foreign broker provided however that if the broker is a U.S. person or a "U.S. related person," information reporting but not backup withholding would apply unless the broker receives a statement from the owner, signed under penalties of perjury, certifying its foreign status or otherwise establishing an exemption or the broker has documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

         o a "controlled foreign corporation" for U.S. federal income tax purposes,

         o a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for the part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business,

         o a foreign partnership that is either engaged in a U.S. trade or business or in which U.S. persons hold more than 50% of the income or capital interest, or

         o        certain U.S. branches of foreign banks or insurance companies.

           Non-U.S. holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of common stock effected by to or through the United States office of a broker, U.S. or foreign, unless the non-U.S. holder certifies as to its foreign status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder's U.S. federal income tax, and any amounts withheld in excess of the non-U.S. holder's federal income tax liability will be refunded, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

           Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, Lehman Brothers Inc., FleetBoston Robertson Stephens Inc., Needham & Company, Inc. and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives of each of the underwriters named below. Under the underwriting agreement, each of the underwriters has agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                                NUMBER OF
UNDERWRITERS                                                      SHARES
------------                                                      ------
Lehman Brothers Inc............................................
FleetBoston Robertson Stephens Inc.............................
Needham & Company, Inc.........................................
Fidelity Capital Markets, a division of National
  Financial Services Corporation...............................

     Subtotal..................................................

           The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement and that, if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties we make to the underwriters are true, that there is no material adverse change in the financial markets and that we deliver to the underwriters customary closing documents.

           The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares described below. Assuming full exercise of the
underwriters' over-allotment option, $   of the underwriting fee will be paid by
us. The underwriting fee is the difference between the public offering price and the amount the underwriters pay to us to purchase the shares from us. On a per
share basis, the underwriting fee is   % of the initial public offering price.

                                                        NO                FULL
                                                     EXERCISE           EXERCISE
   Per share.................................  $                   $
   Total.....................................  $                   $

           The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at this public offering price less a selling
concession not in excess of $    per share. The underwriters may allow, and the
dealers may re-allow, a concession not in excess of $   per share to brokers and
dealers. After the offering, the underwriters may change the offering price and other selling terms.

           We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $1.25 million.

           We have granted to the underwriters an option to purchase up to additional shares of common stock, exercisable to cover over-allotments, if any, at the initial public offering price less the underwriting discounts shown on the cover page of this prospectus. The underwriters may exercise this option at any time until thirty days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the table above and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters. If the over-allotment option is less than fully exercised, the underwriters may, in their discretion, purchase the over-allotment shares either solely from us, subject to the aggregate number of shares offered.

           We have agreed that, without the consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors and substantially all of our material shareholders and option holders have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for the period ending 180 days after the date of this prospectus, including through hedging transactions. See "Shares Eligible for Future Sale."

           Before the offering, there has been no public market for the shares of our common stock. The initial public offering price has been negotiated between the representatives and us. The material factors considered in determining the initial public offering price of the common stock, in addition to prevailing market conditions, were:

         o        our historical performance and capital structure,

         o        estimates of our business potential and earning prospects,

         o        an overall assessment of our management, and

         o the above factors in relation to market valuation of companies in related businesses.

           Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

           We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "PNYT."

           We have agreed to indemnify the underwriters against liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

           Until the distribution of the common stock is completed, rules of the Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

           The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market before the completion of the offering.

           Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

           The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

           Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

           Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

           Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

           The representatives have informed us that they do not intend to confirm the sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority in excess of 5% of shares offered by them.

           At our request, the underwriters have reserved up to     shares or
    % of the common stock offered by this prospectus for sale to our directors, employees, existing stockholders and other persons having an established business relationship with us at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.


                                  LEGAL MATTERS

           The validity of the common stock offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Legal matters in connection with this offering will be passed upon for the underwriters by

Weil, Gotshal & Manges LLP, New York, New York. Michael W. Goroff, a partner of Milbank, Tweed, Hadley & McCloy LLP and one of our directors, beneficially owns 87 shares of Series A preferred stock, convertible into 8,700 shares of our common stock, and warrants to purchase 66,500 shares of our common stock.


                                     EXPERTS

           Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

           We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits which has been omitted in accordance with the rules and regulations of the Commission. For further information with respect to our Company and the common stock offered by this prospectus, we refer you to the registration statement and to the exhibits. Statements made in this prospectus concerning the contents of any document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement about those contracts is qualified in its entirety by that reference. You should be aware that when we discuss these contracts or documents in this prospectus we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or document.

           Following the offering we will become subject to the reporting requirements of the Securities Exchange Act. In accordance with that law, we will be required to file reports and other information with the Commission. The registration statement and exhibits, as well as those reports and other information when so filed, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Copies of all or any part of the registration statement may be obtained from the Commission's offices on payment of fees prescribed by the Commission. The Commission maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

           We will furnish our shareholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with generally accepted accounting principles. The consolidated financial statements included in the annual reports will be examined and reported on, with an opinion expressed, by our independent auditors.

                             PNY TECHNOLOGIES, INC.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

   Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . .F-2


   Consolidated Balance Sheets as of December 31, 1998 and 1999
      and June 30, 2000 (unaudited) . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . .F-3


   Consolidated Statements of Operations for the years ended
      December 31, 1997, 1998 and 1999 and for the six-month periods ended June 30, 1999 and 2000 (unaudited) . . . . . . . . . . . . . . . . .. . . . . . . . . F-4


   Consolidated Statements of Stockholders' (Deficiency) Equity for the years ended December 31, 1997, 1998 and 1999 and for the
      six-month period ended June 30, 2000 (unaudited) . . . . . . . . . . . . .. . . . . . . . . F-5


   Consolidated Statements of Cash Flows for the years ended December 31, 1997,
      1998 and 1999 and for the six-month periods
      ended June 30, 2000 and 1999 (unaudited) . . . . . . . . . . . . . . . . .. . . . . . . . . F-6


   Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . .. . . . . . . . . .F-7


                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of PNY Technologies, Inc.

We have audited the accompanying consolidated balance sheets of PNY Technologies, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' (deficiency) equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PNY Technologies, Inc. at December 31, 1998 and 1999 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                    /s/ ERNST & YOUNG LLP

MetroPark, New Jersey
March 31, 2000

                             PNY TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                     PRO FORMA
                                                                                                                    STOCKHOLDERS'
                                                                                                                      EQUITY -
                                                                                      DECEMBER 31,                    JUNE 30,
                                                                                 --------------------   JUNE 30,        2000
                                                                                   1998      1999        2000          (NOTE 1)
                                                                                 ---------- --------- ------------ ---------------
ASSETS                                                                                                (UNAUDITED)    (UNAUDITED)
Current assets:
   Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . $   1,675  $  6,496   $    5,325
   Accounts receivable, less allowance for doubtful accounts of $916, $1,059 and
    $1,057 at December 31, 1998 and 1999,
    and June 30, 2000, respectively . . . . . . . . . . . . . . . . . . . . . .     31,214    28,035       58,036
   Inventories, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21,817    34,805       63,639
   Refundable income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .        78        39           53
   Prepaid expenses and other . . . . . . . . . . . . . . . . . . . . . . . . .        549       719        2,040
                                                                                 ---------- --------- ------------
Total current assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55,333    70,094      129,093

Property, plant and equipment, net . . . . . . . . . . . . . . . . . . . . . . .    10,203     9,129        9,733
Notes due from related party . . . . . . . . . . . . . . . . . . . . . . . . . .       250     1,318        2,390
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -         -          565
Deposits and other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       144       602          454
                                                                                 ---------- --------- ------------
                                                                                  $ 65,930   $81,143     $142,235
                                                                                 ========== ========= ============
LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY Current liabilities:
   Current portion of long-term debt . . . . . . . . . . . . . . . . . . . . . .  $ 31,914   $24,585    $  43,405
   Current portion of capital lease obligations . . . . . . . . . . . . . . . .        749       545          733
   Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21,721    24,671       46,870
   Bank overdrafts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,564     4,179        9,895
   Accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,503     5,861        8,510
   Customer allowances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,850     8,326        9,064
   Income taxes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .        125     1,079        1,204
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       304       588          506
                                                                                 ---------- --------- ------------
Total current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .     65,730    69,834      120,187

Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,081       741          597
Capital lease obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,230       755          874
Other long-term liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .        388       300          264
Redeemable preferred stock:
   Series B preferred stock, cumulative, par value $.01 per share; 15 shares
    issued and outstanding (liquidation preference of $15,000) . . . . . . . . .    15,000    15,000       15,000
   Series C preferred stock, cumulative, par value $.01 per share; 3 shares
    issued and outstanding (liquidation preference of $3,060) . . . . . . . . .      3,060     3,060        3,060

Stockholders' (deficiency) equity:
   Convertible Series A preferred stock cumulative, participating, par value
      $.01 per share; issued and outstanding, 13,841 shares in 1998, 13,658 shares in 1999 and 2000, none on a pro forma basis (liquidation preference
      of $15,759 at June 30, 2000) . . . . . . . . . . . . . . . . . . . . . . .         -         -            -
   Common stock - par value $.01 per share; authorized 25,000,000 shares, issued and outstanding 8,683,350 shares in 1998, 1999 and 2000, and 10,417,128
      shares on a pro forma basis . . . . . . . . . . . . . . . . . . . . . . .         87        87           87    $     104
   Deferred stock compensation . . . . . . . . . . . . . . . . . . . . . . . . .         -         -       (8,079)      (8,079)
   Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . .      1,818     1,818       13,876       13,859
   Treasury stock, at cost - 544 shares in 1998 and 727 shares in 1999 and 2000 of Series A preferred stock, and 72,700 shares of common stock on a pro
      forma basis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (622)     (683)        (683)        (683)
   Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (22,146)   (9,772)      (2,206)      (2,206)
   Accumulated other comprehensive income (loss) . . . . . . . . . . . . . . . .       522        96         (649)        (649)
                                                                                 ---------- --------- ------------
                                                                                                                   ---------------
                                                                                   (20,341)   (8,454)       2,346        2,346
   Notes receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (218)      (93)         (93)         (93)
                                                                                 ---------- --------- ------------ ---------------
Total stockholders' (deficiency) equity . . . . . . . . . . . . . . . . . . . .    (20,559)   (8,547)       2,253     $  2,253
                                                                                 ---------- --------- ------------ ===============
                                                                                  $ 65,930   $81,143     $142,235
                                                                                 ========== ========= ============

                             See accompanying notes.

                             PNY TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                          YEAR ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                                          ----------------------------------------------------- -----------------------------------
                                                1997              1998              1999              1999              2000
                                          ----------------- ----------------- ----------------- ----------------- -----------------
                                                                                                            (UNAUDITED)
Net sales . . . . . . . . . . . . . . . .      $270,924           $204,576           $273,571         $122,457          $198,556
Cost of sales . . . . . . . . . . . . . .       250,306            177,577            233,035          105,476           168,445
                                          ----------------- ----------------- ----------------- ----------------- -----------------

Gross profit . . . . . . . . . . . . . .         20,618             26,999             40,536           16,981            30,111

Operating expenses:
   Selling . . . . . . . . . . . . . . .         15,109             13,491             15,082            6,793             9,861
   Shipping and warehouse . . . . . . . .         1,662              1,709              1,538              729               787
   General and administrative . . . . . .         8,948              7,246              7,701            3,692             5,220
   Stock-based compensation . . . . . . .             -                  1                  -                -             3,979
                                          ----------------- ----------------- ----------------- ----------------- -----------------
                                                 25,719             22,447             24,321           11,214            19,847
                                          ----------------- ----------------- ----------------- ----------------- -----------------

Operating (loss) income . . . . . . . . .        (5,101)             4,552             16,215            5,767            10,264

Other (expense) income:
   Interest income . . . . . . . . . . .             88                 33                 90               46                78
   Interest expense . . . . . . . . . . .        (3,766)            (2,476)            (2,738)          (1,207)           (1,691)
   Other income, net . . . . . . . . . .             97                 77                171              (40)              299
   Foreign exchange (loss) gain . . . . .           (64)               (22)                 -              103               596
                                          ----------------- ----------------- ----------------- ----------------- -----------------
                                                 (3,645)            (2,388)            (2,477)          (1,098)             (718)
                                          ----------------- ----------------- ----------------- ----------------- -----------------

(Loss) income before income taxes . . .          (8,746)             2,164             13,738            4,669             9,546

Income taxes . . . . . . . . . . . . . .              2                120              1,364              475             1,980
                                          ----------------- ----------------- ----------------- ----------------- -----------------

Net (loss) income . . . . . . . . . . . .   $    (8,748)       $     2,044         $   12,374      $     4,194       $     7,566
                                          ================= ================= ================= ================= =================

Net (loss) income per common share:
   Basic . . . . . . . . . . . . . . . .   $      (1.02)     $       0.24       $       1.43     $       0.48       $      0.87
                                          ================= ================= ================= ================= =================
   Diluted . . . . . . . . . . . . . . .   $      (1.02)     $       0.20       $       1.18     $       0.40       $      0.67
                                          ================= ================= ================= ================= =================

Shares used in computing net (loss)
income per common share:
   Basic . . . . . . . . . . . . . . . .       8,600,000         8,649,000          8,683,000        8,683,000         8,683,000
                                          ================= ================= ================= ================= =================
   Diluted . . . . . . . . . . . . . . .       8,600,000        10,227,000         10,502,000       10,363,000        11,299,000
                                          ================= ================= ================= ================= =================

Unaudited pro forma net income per
common share (Note 1):
   Basic . . . . . . . . . . . . . . . .                                        $       1.19                        $      0.73
                                                                              =================                   =================
   Diluted . . . . . . . . . . . . . . .                                        $       1.14                        $      0.67
                                                                              =================                   =================

Shares used in computing unaudited pro
forma net income per common share
(Note 1):
   Basic . . . . . . . . . . . . . . . .                                           10,417,000                         10,417,000
                                                                              =================                   =================
   Diluted . . . . . . . . . . . . . . .                                           10,870,000                         11,377,000
                                                                              =================                   =================


                             See accompanying notes.

                             PNY TECHNOLOGIES, INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            CONVERTIBLE
                                        SERIES A PREFERRED
                                               STOCK                COMMON STOCK              DEFERRED          ADDITIONAL
                                        ---------------------------------------------          STOCK             PAID-IN
                                        SHARES      AMOUNT       SHARES        AMOUNT       COMPENSATION         CAPITAL
                                        ------      ------       ------        ------       ------------         -------
Balance at January 1, 1997 . . . .      14,385       $   -      8,600,000         $86    $            -          $  1,722
   Contributed capital . . . . . .                                                                                     96
   Repurchase of preferred stock .        (544)
   Repayments on notes receivable .
   Net loss . . . . . . . . . . . .
   Currency translation
   adjustment. . . . . . . . . . .

   Comprehensive loss . . . . . . .
                                     ---------   ---------      ---------   ---------       ----------          ---------
Balance at December 31, 1997 . .        13,841           -      8,600,000          86                -             1,818
   Stock issued . . . . . . . . . .                                83,350           1
   Repayments of notes
     receivable . . . . . . . . . .
   Net income . . . . . . . . . . .
   Currency translation
     adjustment . . . . . . . . . .

   Comprehensive income . . . . . .
                                     ---------   ---------      ---------   ---------       ----------          ---------
Balance at December 31, 1998 . .        13,841           -      8,683,350          87                -             1,818
   Repurchase of preferred stock .        (183)
   Cancellation of notes receivable
     charged to compensation
     expense . . . . .
   Net income . . . . . . . . . . .
   Currency translation
     adjustment . . . . . . . . . .

   Comprehensive income . . . . . .
                                     ---------   ---------      ---------   ---------       ----------          ---------
Balance at December 31, 1999 . .        13,658           -      8,683,350          87                -             1,818
   Compensatory stock option
     grants . . . . . . . . . . . .                                                             (8,508)            8,508
   Stock-based compensation . . . .                                                                429             3,550
   Net income . . . . . . . . . . .
   Currency translation
     adjustment . . . . . . . . . .

   Comprehensive income . . . . . .
                                     ---------   ---------      ---------   ---------       ----------          ---------
Balance at June 30, 2000
   (unaudited) . . . . . . . . . .      13,658       $   -      8,683,350         $87          $(8,079)           $13,876
                                     =========   =========      =========   =========        =========          =========

                             See accompanying notes.
Table continued...

                                         TREASURY STOCK                         ACCUMULATED OTHER                     TOTAL
                                       PREFERRED SERIES A                         COMPREHENSIVE                    STOCKHOLDERS'
                                      -------------------       ACCUMULATED          INCOME            NOTES       (DEFICIENCY)
                                      SHARES       AMOUNT         DEFICIT            (LOSS)          RECEIVABLE       EQUITY
                                      ------       ------         -------            ------          ----------       ------
Balance at January 1, 1997 . . . .         -     $      -           $(15,442)         $   338           $(651)        $(13,947)
   Contributed capital . . . . . .                                                                                          96
   Repurchase of preferred stock .       544         (622)                                                390             (232)
   Repayments on notes receivable .                                                                         5                5
   Net loss . . . . . . . . . . . .                                   (8,748)                                           (8,748)
   Currency translation
   adjustment. . . . . . . . . . .                                                         39                               39
                                                                                                                    ----------
   Comprehensive loss . . . . . . .                                                                                     (8,709)
                                    --------    ---------         ---------         ---------         ---------     ----------
Balance at December 31, 1997 . .         544         (622)           (24,190)             377            (256)         (22,787)
   Stock issued . . . . . . . . . .                                                                                          1
   Repayments of notes
     receivable . . . . . . . . . .                                                                        38               38
   Net income . . . . . . . . . . .                                    2,044                                             2,044
   Currency translation
     adjustment . . . . . . . . . .                                                       145                              145
                                                                                                                    ----------
   Comprehensive income . . . . . .                                                                                      2,189
                                    --------    ---------         ---------         ---------         ---------     ----------
Balance at December 31, 1998 . .         544         (622)           (22,146)             522            (218)         (20,559)
   Repurchase of preferred stock .       183          (61)                                                 61                -
   Cancellation of notes receivable
     charged to compensation
     expense . . . . .                                                                                     64               64
   Net income . . . . . . . . . . .                                   12,374                                            12,374
   Currency translation
     adjustment . . . . . . . . . .                                                      (426)                            (426)
                                                                                                                    ----------
   Comprehensive income . . . . . .                                                                                     11,948
                                    --------    ---------         ---------         ---------         ---------     ----------
Balance at December 31, 1999 . .         727         (683)            (9,772)              96             (93)          (8,547)
   Compensatory stock option
     grants . . . . . . . . . . . .                                                                                          -
   Stock-based compensation . . . .                                                                                      3,979
   Net income . . . . . . . . . . .                                    7,566                                             7,566
   Currency translation
     adjustment . . . . . . . . . .                                                      (745)                            (745)
                                                                                                                    ----------
   Comprehensive income . . . . . .                                                                                      6,821
                                    --------    ---------         ---------         ---------         ---------     ----------
Balance at June 30, 2000
   (unaudited) . . . . . . . . . .       727        $(683)         $  (2,206)           $(649)        $   (93)      $    2,253
                                    ========    =========         ==========        =========         =========     ==========


                             PNY TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                         SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                      ------------------------------------------      ---------------------------
                                                         1997            1998            1999            1999            2000
                                                      ---------       ---------        ----------     -----------     -----------
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss) income . . . . . . . . . . . . . . . . . . $  (8,748)       $  2,044        $   12,374      $    4,194      $    7,566
Adjustments to reconcile net (loss) income to net
cash  provided by (used in) operating activities:
   Depreciation and amortization . . . . . . . . . . .    2,279           2,703             2,776           1,272           1,587
   Stock-based compensation . . . . . . . . . . . . .         -               1                 -               -           3,979
   Non-cash compensation  . . . . . . . . . . . . . .         -               -                64               -               -
   Interest receivable from stockholder . . . . . . .         -               -               (68)            (40)           (111)
   Deferred taxes . . . . . . . . . . . . . . . . . .         -               -                 -               -            (565)
   (Gain) loss on sales of marketable securities . . .        -               -               (13)             97            (229)
   Loss (gain) on disposal of assets . . . . . . . . .      137             272                74              (1)             59
   Changes in operating assets and liabilities:
    Accounts receivable . . . . . . . . . . . . . . .    23,618           1,733               198          (1,491)        (31,117)
    Inventories . . . . . . . . . . . . . . . . . . .    10,157          (4,482)          (13,491)        (11,746)        (30,994)
    Refundable income taxes . . . . . . . . . . . . .     1,895              39                40              53             (14)
    Prepaid expenses and other . . . . . . . . . . . .      778             172              (646)            (58)         (1,186)
    Accounts payable  . . . . . . . . . . . . . . . .    (8,199)         (2,248)            5,902          10,842          23,657
    Bank overdrafts . . . . . . . . . . . . . . . . .         -           1,564             2,615            (383)          5,716
    Accrued expenses . . . . . . . . . . . . . . . . .     (715)            517             1,590             (69)          3,074
    Income taxes payable . . . . . . . . . . . . . . .        -            (270)            3,476             948             300
    Customer allowances . . . . . . . . . . . . . . .       (67)         (3,212)            1,023           4,695             738
    Other current liabilities . . . . . . . . . . . .       142            (200)              274            (286)            (65)

Net cash provided by (used in) operating activities .    21,277          (1,367)           16,188           8,027         (17,605)
                                                      ---------       ---------        ----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment . . . . . . . .    (4,177)         (3,254)           (2,105)           (524)         (2,667)
Purchases of marketable securities . . . . . . . . . .        -               -            (1,424)         (1,424)         (3,021)
Proceeds from sales of marketable securities . . . . .        -               -             1,437             509           3,250
Proceeds from disposal of assets . . . . . . . . . . .        -           3,119                 6               6             249
Payments of notes receivable . . . . . . . . . . . . .        5              38                 -               -               -
Advances to stockholder . . . . . . . . . . . . . . .         -            (250)           (1,000)         (1,000)         (1,000)
                                                      ---------       ---------        ----------     -----------     -----------
Net cash used in investing activities . . . . . . . .    (4,172)           (347)           (3,086)         (2,433)         (3,189)

CASH FLOWS FROM FINANCING ACTIVITIES
(Repayment) proceeds of loans payable . . . . . . . .   (17,033)           (109)           (6,926)         (4,675)         19,092
Paydown of capital lease obligations . . . . . . . . .     (219)              -              (755)           (421)           (215)
                                                      ---------       ---------        ----------     -----------     -----------
Net cash (used in) provided by financing activities .   (17,252)           (109)           (7,681)         (5,096)         18,877

Effect of exchange rate changes on cash and cash
  equivalents. . . . . . . . . . . . . . . . . . . . .      916             (25)             (600)            134             746
                                                      ---------       ---------        ----------     -----------     -----------

Net increase (decrease) in cash and cash equivalents .      769          (1,848)            4,821             632          (1,171)
Cash and cash equivalents at beginning of period . . .    2,754           3,523             1,675           1,675           6,496
                                                      ---------       ---------        ----------     -----------     -----------
Cash and cash equivalents at end of period . . . . . .$   3,523       $   1,675        $    6,496     $     2,307     $     5,325
                                                      =========       =========        ==========     ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Interest . . . . . . . . . . . . . . . . . . . . . .$   3,795       $   2,477        $    2,790     $     1,207     $     1,691
                                                      =========       =========        ==========     ===========     ===========
  Income taxes . . . . . . . . . . . . . . . . . . . .$      35       $       -        $      377     $        36     $     1,964
                                                      =========       =========        ==========     ===========     ===========

NONCASH FINANCING ACTIVITIES
Acquisition of machinery under capital leases . . . . $       -       $   1,870        $      346     $       346     $       842
                                                      =========       =========        ==========     ===========     ===========


                             See accompanying notes.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PNY Technologies, Inc. (the "Company") and its majority-owned subsidiary P.N.Y. Technologies Europe, S.A.S. ("PNY Europe"). PNY Europe has two wholly-owned subsidiaries, PNY Technologies GmbH ("PNY Germany") and PNY Technologies (UK) Limited ("PNY UK"). PNY Europe, PNY Germany and PNY UK are referred to collectively as the "Subsidiaries." All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Interim Financial Statements

The accompanying unaudited interim financial statements as of June 30, 2000 and for each of the six-month periods ended June 30, 1999 and 2000 include all adjustments which, in the opinion of management, are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of the Company's operations for the six months ended June 30, 1999 and 2000 are not necessarily indicative of the results of operations for a full fiscal year.

Revenue Recognition

Sales are recognized upon shipment of goods to customers. The Company accrues for price protection, rebate arrangements and estimated future returns at the time of sale.

Fair Value of Financial Instruments

The Company's financial instruments consist mainly of cash, accounts receivable and accounts payable. The carrying amounts of these financial instruments approximate fair value due to their short-term nature. The carrying amounts of long-term debt and capital lease obligations are estimated to approximate their fair values as the stated rates approximate current rates. Redeemable preferred stock is carried at redemption value.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents consist of liquid investments with original maturities of three months or less. Cash and cash equivalents in excess of Federal Deposit Insurance Corporation's insurance limits were approximately $1,500, $6,300 and $5,100 at December 31, 1998 and 1999, and June 30, 2000, respectively.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company provides reserves for excess and obsolete inventories in the period in which excess/obsolescence is determined.

Marketable Securities

Marketable securities consist of marketable equity securities acquired and generally held for a short period of time to make a profit from short-term movements in market prices. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designations as of each balance sheet date. These investments are classified as trading securities and carried at fair value, with unrealized holding gains and losses included in earnings.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Depreciation and amortization is computed using straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

Building and improvements . . . . . . . . . . . . . . .    20 years
Machinery and equipment . . . . . . . . . . . . . . . .   3-7 years
Computer equipment and software . . . . . . . . . . . .   3-5 years
Furniture and fixtures . . . . . . . . . . . . . . . .      7 years

Long-Lived Assets

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the estimated cash flows to be generated by such assets are less than their book values.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

The financial statements of the Company's foreign subsidiaries have been translated in accordance with SFAS No. 52, "Foreign Currency Translation." The subsidiaries' assets and liabilities are translated into U.S. Dollars at the rate of exchange at the balance sheet date. Monthly income and expense items are translated at the average exchange rate for the month. The resulting foreign currency translation adjustment is included in stockholders' equity as accumulated other comprehensive income (loss).

Income Taxes

Deferred income taxes are provided for differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company periodically reviews the adequacy of the valuation allowance and recognizes these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

Stock-Based Compensation

As permitted by Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes a fair value based method of accounting for stock-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for recognizing stock-based compensation expense for financial statement purposes.

Advertising Costs

Advertising costs are expensed as incurred. In 1997, 1998 and 1999 advertising expense was approximately $5,029, $4,934 and $6,437, respectively.


Segment Information

The Company is a manufacturer of standard and custom memory and a provider of related engineering and supply-chain management services to original equipment manufacturers ("OEMs"), retailers and other memory module resellers. The Company's memory modules are used in a wide range of applications from high-end computing and Internet telecommunications infrastructures to various consumer and industrial applications, and in computers, work stations, printers and other electronic devices.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company follows the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 replaces the "industry segment" approach with the "management" approach of reporting segment information. The management approach designates the internal information used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company derives its revenue from one segment, the sale of memory products.

Comprehensive Income (Loss)

The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive income (loss) in the consolidated statement of stockholders' (deficiency) equity.

Earnings (Loss) Per Share

The Company computes net income (loss) per share under the provisions of SFAS No. 128 "Earnings per Share" and Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 98.

Under the provisions of SFAS 128 and SAB 98, basic and diluted net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted-average number of shares of common stock outstanding during the period. The calculation of diluted net income
(loss) per share excludes potential common shares if the effect is anti-dilutive. Basic earnings per share is computed by dividing income or loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and assuming conversion of the Company's preferred stock.

Unaudited Pro Forma Information

The Company is planning to file a registration statement with the SEC that would permit the Company to sell shares of common stock in the offering. All outstanding Series A preferred stock will convert into common stock on a one hundred-to-one basis upon the closing of this offering. In addition, the holders of warrants to purchase 487,500 common shares at an exercise

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

price of $12.31 have indicated their intent to exercise, on a cashless basis, these warrants prior to the consummation of the offering.

The unaudited pro forma balance sheet information at June 30, 2000 and the unaudited pro forma net income per share reflect the effect of the automatic conversion of the Series A preferred stock of the Company to common stock and the cashless exercise of the warrants upon the closing of the offering based upon the deemed fair value of the common stock at June 30, 2000.


Unaudited Pro Forma Net Income Per Share

Unaudited pro forma basic net income per share is computed using the weighted-average number of common shares outstanding, including the unaudited pro forma effects of the automatic conversion of the Company's Series A Preferred Stock into shares of the Company's common stock and the cashless exercise of the warrants as if such conversion and such exercise occurred at the date of original issuance. The resulting unaudited pro forma adjustment is an increase in the weighted-average shares used to compute basic earnings per share of 1,734,000 shares for the periods ended December 31, 1999 and June 30, 2000.


New Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity recognize all derivatives as either assets or liabilities at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for the Company beginning January 1, 2001. Based upon the nature of the financial instruments and hedging activities in effect as of June 30, 2000, this pronouncement would not have a material impact on the Company's financial position or results of operations.

In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in Financial Statements." The SAB explains how the SEC staff believes revenue should be recognized for transactions not addressed by existing rules and the basic criteria that must be met before registrants can record revenue under existing rules. The Company's accounting policies are in compliance with SAB 101.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." The Interpretation provides guidance for certain issues that arose in the application of APB Opinion No. 25, "Accounting for Stock Issued to Employees." In general, the provisions of this interpretation are effective prospectively after July 1, 2000.

Reclassifications

Certain prior amounts have been reclassified to conform with the current year's presentation.

2.  ACCOUNTS RECEIVABLE AND CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Sales of the Company's products are concentrated among specific customers in the same industry. The Company generally does not require collateral or other security with regard to balances due from customers. The Company extends credit to its customers in the normal course of business and performs periodic credit evaluations of its customers, maintaining allowances for potential credit losses. The Company considers concentrations of credit risk in establishing the allowance for doubtful accounts and believes the recorded amount is adequate.

Certain customers accounted for more than 10% of consolidated net sales as follows:

                                                                                          SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                           JUNE 30,
                               ------------------------------------------------------------------------------------
                                     1997             1998             1999            1999             2000
                               ------------------------------------------------------------------------------------
Customer A . . . . . . . .             16%              25%              24%               29%              11%
Customer B . . . . . . . .             12                9               10                11                9
Customer C . . . . . . . .              -                -               14                 5               37
                               ------------------------------------------------------------------------------------
                                       28%              34%              48%               40%              57%
                               ====================================================================================

Aggregate accounts receivable from these customers represented 48%, 51% and 54% of total accounts receivable as of December 31, 1998 and 1999, and June 30, 2000, respectively.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

3.  INVENTORIES

Inventories consist of:

                                                                 DECEMBER 31,
                                                       ---------------------------------    JUNE 30,
                                                            1998             1999             2000
                                                       --------------------------------------------------
Raw materials and components . . . . . . . . . . . .         $12,729         $21,114             $36,635
Work in process . . . . . . . . . . . . . . . . . .            1,010           3,392               6,707
Finished goods . . . . . . . . . . . . . . . . . . .          11,740          12,396              22,478
                                                       --------------------------------------------------
                                                              25,479          36,902              65,820
Reserves  .  . . . . . . . . . . . . . . . . . . . .          (3,662)         (2,097)             (2,181)
                                                       --------------------------------------------------
                                                             $21,817         $34,805             $63,639
                                                       ==================================================


4.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of:

                                                                  DECEMBER 31,
                                                         --------------------------------     JUNE 30,
                                                              1998            1999              2000
                                                         ---------------------------------------------------
Land  .  . . . . . . . . . . . . . . . . . . . . . .        $       50      $       43       $        39
Building and improvements . . . . . . . . . . . . . .            3,632           3,645             3,601
Machinery and equipment . . . . . . . . . . . . . . .            8,871           9,819            10,049
Machinery and equipment under capital lease . . . .              2,630           2,342             2,945
Computer equipment and software . . . . . . . . . . .            1,791           1,971             2,064
Furniture and fixtures . . . . . . . . . . . . . . .             1,383           1,433             1,611
                                                         ---------------------------------------------------
                                                                18,357          19,253            20,309
Less accumulated depreciation and amortization .                (8,154)        (10,124)          (10,576)
                                                         ---------------------------------------------------
                                                               $10,203        $  9,129       $     9,733
                                                         ===================================================

Accumulated depreciation and amortization above includes amortization of property under capital leases of $650, $1,042 and $1,338 at December 31, 1998 and 1999, and June 30, 2000, respectively.

5.  GOVERNMENT GRANTS

The French Government provided monetary grants totaling approximately $1,100 to PNY Europe based on employment and investment requirements. At December 31, 1998 and 1999, approximately $315 and $227 of the grants, respectively, have been deferred and will be recognized as income over the useful lives of the related assets.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

6.  LONG-TERM DEBT AND CAPITAL LEASES

The Company has a U.S. bank financing agreement (the "Agreement") originally dated February 23, 1996, as amended and restated through July 24, 2000 ("Amendment Number 9"). The maximum amount available under the line, as amended, is $50,000 and the term of the Agreement extends to February 23, 2002. The agreement specifies interest rates, at the option of the Company, of prime rate plus 1.00% and eurodollar rate plus 2.25%. The blended interest rate under this Agreement was 8.85% at December 31, 1999 and 9.48% at June 30, 2000. At December 31, 1998 and 1999, and June 30, 2000, $29,384, $23,887 and $41,107,
respectively, was outstanding under the Agreement. Availability under the Agreement is based on defined percentages of eligible accounts receivable and inventories. Amounts outstanding under the Agreement are collateralized by accounts receivable and inventories.

The Agreement contains certain restrictive covenants, the most significant of which pertain to related party transactions, additional indebtedness, dividend payments and minimum net worth and interest coverage requirements. Although the Agreement expires in February 2002, generally accepted accounting principles require borrowings under the Agreement to be classified as current.

PNY Europe also has available lines of credit as of June 30, 2000 with foreign banks totaling approximately $7,958, which expire through June 30, 2001. As of December 31, 1999, borrowings outstanding under these lines totaled $507, with interest rates at the average monthly money market rate plus 1.0% (4.4% at December 31, 1999). In addition, PNY Europe has various loans payable to foreign banks, aggregating $932 at December 31, 1999, at interest rates ranging between 7.5% and 8.7% and maturing between July 1, 2001 and February 2, 2007.

Annual maturities of long-term debt, excluding capital leases at December 31, 1999, are as follows:


2000  .  . . . . . . . . . . . . . . . . . . . .     $24,585
2001  .  . . . . . . . . . . . . . . . . . . . .         179
2002  .  . . . . . . . . . . . . . . . . . . . .         104
2003  .  . . . . . . . . . . . . . . . . . . . .         103
2004  .  . . . . . . . . . . . . . . . . . . . .         105
Thereafter  .  . . . . . . . . . . . . . . . . .         250
                                                -----------------
                                                     $25,326
                                                =================

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

6.  LONG-TERM DEBT AND CAPITAL LEASES (CONTINUED)

The following is a schedule as of December 31, 1999 of future minimum lease payments under capital leases together with the present value of net minimum lease payments:

2000  .  . . . . . . . . . . . . . . . . . . . . .    $    634
2001  .  . . . . . . . . . . . . . . . . . . . . .         506
2002  .  . . . . . . . . . . . . . . . . . . . . .         285
2003  .  . . . . . . . . . . . . . . . . . . . . .           7
                                                  -----------------
Total minimum lease payments . . . . . . . . . . .       1,432
Less amounts representing interest . . . . . . . .        (132)
                                                  -----------------
Present value of minimum lease payments . . . . .      $ 1,300
                                                  =================

7.  EMPLOYEE BENEFIT PLAN

The Company has a tax deferred savings plan covering substantially all U.S. employees of the Company under Section 401(k) of the Internal Revenue Code. The Company matches one-half of the first 6% of employee contributions and makes additional contributions to the Plan annually at the discretion of the Board of Directors. Contributions to the tax deferred savings plan were $340, $322 and $352 for the years ended December 31, 1997, 1998 and 1999, respectively.

8.  REDEEMABLE PREFERRED STOCK

Each share of Series B preferred stock has a liquidation preference of $1,000,000, plus accrued and unpaid dividends, if any. The Series B preferred stock, which may be redeemed at any time at the Company's option, is required to be redeemed on August 3, 2005, and upon consummation of a qualified initial public offering ("IPO") by the Company.

During 1997, a $3,060 note payable to a stockholder was exchanged for three shares of Series C preferred stock. Each share of Series C preferred stock has a liquidation preference of $1,020,000, plus accrued and unpaid dividends, if any. The Series C preferred stock, which may be redeemed at any time at the Company's option, is required to be redeemed on August 3, 2002, and upon consummation of a qualified IPO by the Company. The Series B and Series C preferred stock are owned by the spouse of the principal stockholder. The Series B and Series C preferred stock are not convertible into common stock and are generally not entitled to vote on matters presented to stockholders. The Series B and Series C preferred stock are entitled to cumulative dividends, payable semi-annually at a rate equal to 7.5% of the liquidation preference, which dividend rate increases to 8.0% following a public offering by the Company. The holder of all outstanding shares of Series B and C preferred stock has irrevocably waived the rights to all dividends through December 31, 2000. The Series B and Series C preferred stock rank pari passu with the Preferred Stock Series A.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

9.  STOCKHOLDERS' EQUITY

Capital Stock

During 1997 the Company amended its certificate of incorporation. The amendment authorizes the Company to issue 25,025,000 shares of all classes of capital stock, 25,000,000 as common. The Company has authorized 25,000 shares of preferred stock, of which 15,000 shares are designated Series A, 15 shares are designated Series B, and 3 shares are designated Series C.

Each share of common stock is entitled to one vote and each share of Preferred Stock Series A entitles the stockholder to votes equal to the number of shares of common stock into which the shares of Series A preferred stock is convertible. Each share of Series A preferred stock is convertible at the option of the holder, at any time, into fully paid and nonassessable shares of common stock, at a one hundred-to-one conversion ratio. Such conversion ratio is subject to adjustment based on future dilution of common stock. In the event the Company completes a public offering for at least $15,000 in common stock, the Series A preferred stock automatically converts into common stock at the then existing conversion ratio. Each share of Series A preferred stock has a preference in liquidation equal to the original price per share ($1,153.85 per share), plus accrued and unpaid dividends, if any. The Series A preferred stock stockholders are entitled to participate in dividends declared and paid to common stockholders, on the basis of the number of shares of common stock into which the Series A preferred stock is convertible. In addition, commencing on January 1, 2000, the Series A preferred stock stockholders are entitled to cumulative dividends, payable ratably as and when dividends are paid to the Series B and C preferred stock stockholders at the rate equal to 7.5% of the per share liquidation preference of the Series A preferred stock.

Warrants

In connection with the issuance of Series A preferred stock to certain investors, the Company issued warrants exercisable through August 4, 2002 to purchase 487,500 shares of common stock at a price per share of $12.31, as adjusted. At time of issuance, the fair value of these warrants was not material and therefore no allocation of any of the proceeds from the Series A preferred stock was made to these warrants. The warrants may be exercised, in whole or in part, at the warrantholder's option: (1) in cash, (2) by surrender of a number of shares of preferred stock or common stock or a combination thereof with an aggregate fair market value equal to the exercise price or (3) a combination of
(1) and (2). The warrantholders may also exercise their warrants, without the payment of any cash or the surrender of shares of preferred stock or common stock, by surrender of warrants for a number of shares equal to the product of a fraction, the numerator of which shall be the excess of the fair market value of a share of common stock on the date preceding the date of such exercise of the warrant over the then exercise price per warrant share and the denominator of which shall be the fair market value of a share of common stock on such date, times the number of warrant shares as to which the warrant is being exercised.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

9.  STOCKHOLDERS' EQUITY (CONTINUED)

The holders of the Series A preferred stock and related warrants have certain registration rights.

Certain members of senior management and the Board of Directors have been issued warrants to purchase shares of common stock of the Company. The first such warrant was issued on November 1, 1995 and provides for the purchase of 80,000 shares of common stock at an exercise price of $18.74 per share, is subject to pro rata vesting over a five year period and is exercisable through November 1, 2005. This warrant to purchase common stock was exchanged on March 4, 1997 for a new warrant to purchase 50,000 shares of common stock at an exercise price of $11.54 per share (which price automatically increases by 10% as of April 22, 2000 and on each April 22 thereafter). The second such warrant was issued as of April 22, 1996 and provides for the purchase of 120,000 shares of common stock at an exercise price of $11.54 per share (which price automatically increases by 10% as of April 22, 2000 and on each April 22 thereafter), is subject to pro rata vesting over a five year period and is exercisable through April 22, 2006. Under APB 25, the accounting for these warrants requires recognition of compensation expense for an amount equal to the difference between the exercise price and fair market value of the underlying shares. Compensation expense of $3,550 was recorded during the period ended June 30, 2000 in connection with these warrants. No compensation expense has been recorded for any period prior to January 1, 2000 since the fair market value of the underlying shares was less than the exercise price. During 1998, upon the resignation of a member of senior management, a portion of the second warrant, representing 72,000 shares of common stock (100% of non-vested shares under the warrant) was forfeited.

In May 1998 a member of senior management and a member of the Board of Directors were issued warrants to purchase 316,500 shares of common stock of the Company. The first such warrant provides for the purchase of 16,500 shares of common stock at an exercise price of $0.10 per share. Shares under this warrant were immediately vested. The second such warrant provides for the purchase of 300,000 shares of common stock at an exercise price of $0.10 per share and is subject to pro rata vesting over two and one-half years. Both warrants issued in 1998 are exercisable through May 1, 2008. No compensation expense has been recorded since the fair market value of the underlying shares was less than the exercise price at the date of grant. No warrants have been exercised through June 30, 2000.

Restricted Stock Awards

During 1997 and 1998, the Company granted for no consideration the right to receive 445,100 shares of common stock to certain employees. Compensation expense recorded in connection with these stock awards was not material. The shares are subject to certain restrictions on transfer during a defined restriction period. The restriction period terminates on the earliest to occur of (1) 180 days following the consummation of an IPO, (2) immediately prior to a change in control, and (3) ten years after the date of grant. The Company's principal stockholder has

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. STOCKHOLDERS' EQUITY (CONTINUED)

agreed to transfer to the Company the number of shares of common stock equal to the number of shares of common stock which are no longer subject to restrictions. The following table summarizes the activity related to these employee stock awards:


                                                YEAR ENDED DECEMBER 31,                     SIX MONTHS
                                -----------------------------------------------------     ENDED JUNE 30,
                                      1997              1998              1999                 2000
                                ----------------- ----------------- ------------------- -----------------------
Beginning of period . . . .                  -           272,600           253,600             203,100
  Shares granted . . . . . .           272,600           172,500                 -                   -
  Shares forfeited . . . . .                 -          (191,500)          (50,500)             (2,000)
                                ----------------- ----------------- ------------------- -----------------------
End of period . . . . . . .            272,600           253,600           203,100             201,100
                                ================= ================= =================== =======================

In January 1998, the Company granted, for no consideration, 300,000 shares of common stock to a key employee. Compensation expense recorded in connection with this stock grant was not material. During 1998 such employee resigned from the Company and, at the time of his departure, 216,650 shares of common stock (representing 100% of non-vested shares) were forfeited and retired.

Common Stock Reserved

At June 30, 2000 the Company has reserved shares of common stock as follows:

Series A Preferred Stock . . . . . . . . . . . . .           1,500,000
Exercise of warrants . . . . . . . . . . . . . . .             902,000
Employee stock options . . . . . . . . . . . . . .           1,000,000
                                                    ---------------------
                                                             3,402,000
                                                    =====================

10.  NOTES RECEIVABLE - RELATED PARTIES

Notes receivable from various stockholders are due on demand with interest at 8.0% per annum and represent loans to purchase Series A preferred stock. The portion of such notes not repaid are reflected as a component of stockholders' (deficiency) equity.

Notes due from related party consist of notes receivable and accrued interest due from the holder of Series B and C preferred stock. Such notes accrue interest at 7.0% per annum and mature in 2001 and 2003.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

11.  MANAGEMENT STOCK PURCHASE PLAN

In 1996, the Company adopted a Management Stock Purchase Plan (the "1996 Plan") whereby certain officers and key employees (i.e., "management stockholders") of the Company were provided an opportunity to purchase shares of the Company's Series A preferred stock at pre-determined prices. The shares owned by the participants in the 1996 Plan have certain registration rights and are subject to certain transfer restrictions (including a three year mandatory holding period) and certain put and call rights which become effective in connection with the participants' termination of employment. All sales of stock are subject to the Company's right of first refusal. Should the Company's stock be publicly traded subsequent to the expiration of the mandatory holding period, all transfer restrictions and put and call rights cease to be effective.

In June 1999 the Company repurchased 183 shares of Series A preferred stock issued under the 1996 Plan. In exchange for the shares, the Company forgave $125 of outstanding promissory notes. The treasury shares were recorded at their fair market value of $61, and $64 was charged to general and administrative expenses.

12.  EMPLOYEE STOCK OPTION PLAN

In June 1999 the Company adopted a Stock Option Plan for Directors, Officers and Employees (the "1999 Plan") which provides for nonqualified stock option grants. Options granted in June 1999 have an exercise price of $3.00 per share and vest ratably over three years, provided the participant remains employed by the Company. In the event of death, disability or retirement of a participant, all shares vest immediately. At June 30, 2000, options for 769,000 shares were issued and 231,000 shares were available for future grants under the 1999 Plan.

The options generally expire 10 years from the date of grant. However, in the event a participant's employment is terminated without cause or for good reason, as defined, the options expire 30 days after termination. If a participant's employment is terminated as a result of death, disability or retirement, the options expire 90 days from the date of termination. All shares issued pursuant to the 1999 plan are subject to transfer restrictions and certain put and call rights which become effective in connection with the participant's termination of employment. These rights cease to be effective when the Company's stock is publicly traded.

During the six months ended June 30, 2000, 192,000 options were granted. In accordance with APB 25, the Company recorded compensation expense of approximately $429 for the six months ended June 30, 2000 because the fair market value of the underlying stock on the date of grant exceeded the exercise price. Based on the vesting schedules of these grants, the Company will recognize additional compensation expense of $975 in the second half of 2000, and $2,129, $2,221, $2,026 and $728 in 2001, 2002, 2003 and 2004, respectively.
In accordance with APB 25, no compensation expense was recognized related to

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

12. EMPLOYEE STOCK OPTION PLAN (CONTINUED)

grants issued prior to January 1, 2000 because the exercise price of the stock options granted was equal to the fair value of the underlying stock on the date of grant.

If the Company had recognized compensation expense based on the fair value of the options at the grant date as prescribed by FAS 123, net income and earnings per share would have been reduced to the pro forma amounts indicated in the table below.

                                                       YEAR ENDED           SIX MONTHS ENDED
                                                       DECEMBER 31,             JUNE 30,
                                                           1999                  2000
                                                   ------------------------------------------------
Net income, as reported . . . . . . . . . . . .         $  12,374                $ 7,566
Net income, pro forma . . . . . . . . . . . . .            12,200                  7,383

Basic earnings per share, as reported . . . . .         $    1.43                $  0.87
Basic earnings per share, pro forma . . . . . .              1.41                   0.85

Diluted earnings per share, as reported . . . .         $    1.18                $  0.67
Diluted earnings per share, pro forma . . . . .              1.16                   0.65


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                           1999                  2000
                                                  --------------------------------------------

Expected dividend yield . . . . . . . . . . . .           0.00%                 0.00%
Expected stock price volatility . . . . . . . .           0.78                  0.78
Risk-free interest rate . . . . . . . . . . . .           5.90%                 5.90%
Expected life of options . . . . . . . . . . . .          4 years               4 years


                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

12.  EMPLOYEE STOCK OPTION PLAN (CONTINUED)

Activity under the 1999 Plan is as follows:

                                                         YEAR ENDED                     SIX MONTHS ENDED
                                                     DECEMBER 31, 1999                   JUNE 30, 2000
                                                ------------------------------- ---------------------------------
                                                                   WEIGHTED-                        WEIGHTED-
                                                                   AVERAGE                          AVERAGE
                                                                   EXERCISE                         EXERCISE
                                                  OPTIONS           PRICE              OPTIONS       PRICE
                                                --------------- --------------- ---------------- ----------------
Outstanding, beginning of period                           -         $    -            583,750        $3.00
  Granted . . . . . . . . . . . . . . . . . . .      593,750          3.00             192,000         6.00
    .
  Exercised . . . . . . . . . . . . . . . . . .            -              -                  -             -
    .
  Cancelled . . . . . . . . . . . . . . . . . .      (10,000)         3.00              (6,750)        3.00
    .
                                                --------------- --------------- ---------------- ----------------
Outstanding, end of period . . . . . . . . . .       583,750         $3.00             769,000        $3.75
                                                --------------- --------------- ---------------- ----------------

Exercisable, end of period . . . . . . . . . .             -         $    -            192,332        $3.00
                                                =============== =============== ================ ================


At June 30, 2000, for each of the following classes of options as determined by exercise price, the information regarding weighted-average exercise prices and weighted-average remaining contractual lives of each said class is as follows:

                               OPTIONS OUTSTANDING
                    ------------------------------------------
                                              WEIGHTED-
                                              AVERAGE
                          NUMBER             REMAINING
      OPTION                OF              CONTRACTUAL              OPTIONS
       PRICE              OPTIONS               LIFE               EXERCISABLE
--------------------------------------------------------------------------------

       $3.00                607,000           9.0 years                192,332
        4.00                107,000           9.8 years                      -
       11.53                 55,000          10.0 years                      -

13.  INCOME TAXES

Income before income taxes consists of:

                                                                            SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,                           JUNE 30,
                 ------------------------------------------------- ----------------------------------
                       1997             1998             1999            1999             2000
                 ---------------- ---------------- --------------- ----------------- ----------------
U.S. . . . . . .       $(9,921)         $   465          $11,382           $3,980         $4,732
Foreign . . . .          1,175            1,699            2,356              689          4,814
                 ---------------- ---------------- --------------- ----------------- ----------------
                       $(8,746)          $2,164          $13,738           $4,669         $9,546
                 ================ ================ =============== ================= ================

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

13.  INCOME TAXES (CONTINUED)

Income taxes consist of:

                                                                                          SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                           JUNE 30,
                               ------------------------------------------------------------------------------------
                                     1997             1998             1999            1999             2000
                               ------------------------------------------------------------------- ----------------
Current:
Federal . . . . . . . . . . .            $-           $    -          $   331             $164          $   250
State . . . . . . . . . . . .             2                -               94               45              375
Foreign . . . . . . . . . . .             -              120              939              266            1,920

Deferred taxes:
Federal . . . . . . . . . . .             -                -                -                -             (226)
State . . . . . . . . . . . . .           -                -                -                -             (339)
                               ------------------------------------------------------------------- ----------------
                                         $2             $120           $1,364             $475           $1,980
                               =================================================================== ================

Income taxes reconciled to the amount computed at federal statutory tax rates are as follows:

                                                                                                   SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                     JUNE 30,
                                                 -------------------------------------------- ---------------------------
                                                      1997           1998           1999          1999          2000
                                                 ------------------------------ ------------- ---------------------------
Computed expected tax . . . . . . . . .               $(3,373)        $ 736          $  4,812      $  1,631      $  3,246
Increase (decrease):
  State income taxes, net of federal benefit . .         (588)           20               475           161           248
  Foreign tax rate differential . . . .                     -              -               -             -            289
  Alternative minimum tax . . . . . .                       -              -               -             -            250
  Utilization of foreign net operating losses .             -          (458)               -             -             -
  Valuation allowance . . . . . . . . . .              3,936           (120)           (5,243)       (1,777)       (2,151)
  Reduction of fully reserved deferred tax
    assets . . . . . . . . . . .                            -              -            1,343           460            -
   Other . . . . . . . . . . . . . . . . . . . .          27            (58)              (23)           -             98
                                                 ------------------------------ ------------- ---------------------------
                                                   $       2          $ 120          $  1,364     $     475      $  1,980
                                                 ============================== ============= ===========================

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

13.  INCOME TAXES (CONTINUED)

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                               DECEMBER 31,
                                           -----------------------------------------------------     JUNE 30,
                                                 1997              1998              1999              2000
                                           ----------------- ----------------- ----------------- -----------------
 Deferred tax assets:
   Net operating loss carryforwards .          $ 10,119           $ 11,868           $ 5,263          $  2,909
   Inventory reserves . . . . . . . . . . .       1,405              1,439               798               816
   Price protection and sales allowances .        3,027              1,206             2,286             1,832
   Allowance for doubtful accounts . .              347                230               404               406
   Asset impairment reserve . . . . . . .           281                 -                  -                -
   Stock-based compensation . . . . . .               -                 -                  -             1,537
   Tax credits . . . . . . . . . . . . . .            -                 -                439               439
   Inventory capitalization . . . . . . . .          20                 20                54               108
   Other . . . . . . . . . . . . . . . . .          114                430               706               317
                                           ----------------- ----------------- ----------------- -----------------
Total deferred tax assets . . . . . . . . .      15,313             15,193             9,950             8,364
Valuation allowance . . . . . . . . . . . .     (15,313)           (15,193)           (9,950)           (7,799)
                                           ----------------- ----------------- ----------------- -----------------
                                                      -                  -                 -               565
Total deferred tax liabilities . . . . . .            -                  -                 -                 -
                                           ----------------- ----------------- ----------------- -----------------
Net deferred tax assets . . . . . . . . . . $         -       $          -         $       -         $     565
                                           ================= ================= ================= =================

At December 31, 1999, the Company had U.S. federal net operating loss carryforwards of approximately $14,000, which expire between 2012 and 2018.

14.  COMMITMENTS AND CONTINGENCIES

Leases

The Company has entered into operating leases for equipment, manufacturing and office facilities which expire on various dates through March 2007. The future minimum annual rental commitments under non-cancelable operating facilities leases, net of rental income at December 31, 1999, are as follows:

2000  .  . . . . . . . . . . . . . . . . . . . . .     $  1,654
2001  .  . . . . . . . . . . . . . . . . . . . . .        1,652
2002  .  . . . . . . . . . . . . . . . . . . . . .        1,707
2003  .  . . . . . . . . . . . . . . . . . . . . .        1,608
2004  .  . . . . . . . . . . . . . . . . . . . . .        1,293
Thereafter  .  . . . . . . . . . . . . . . . . . .        3,650
                                                  ------------------
                                                        $11,564
                                                  ==================

Rent expense, net of rental income, for the years ended December 31, 1997, 1998 and 1999 was approximately $2,800, $3,200 and $3,536, respectively.

                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

14.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

In February 1999, the Company entered into a non-cancelable sublease agreement for office facilities. Rental income for the year ended December 31, 1999 was $87. The lease expires February 28, 2005 and provides for monthly rental payments of $27. The lease may be extended through February 28, 2007 at the lessee's option at terms comparable to the initial term of the lease.

Legal Matters

In the ordinary course of conducting business, the Company becomes involved in lawsuits, administrative and other proceedings. Some of these proceedings may result in fines, penalties or judgments being assessed against the Company which, from time to time, may have an impact on its operations and financial position. The Company does not believe these pending proceedings, individually, or in the aggregate, would have a material adverse effect on its operations or financial position.

15.  GEOGRAPHIC INFORMATION

For the six-month period ended June 30, 2000 and for the years ended December 31, 1997, 1998 and 1999, international sales comprised approximately 13%, 21%, 20% and 17% of the Company's revenues, respectively. During these periods, no single foreign country accounted for more than 10% of total revenues. Foreign sales are shipped directly from the Company's foreign subsidiaries to external customers, while export sales are shipped from the United States to the Company's foreign customers. Financial information regarding the Company's international revenues is shown in the following table:


                                      YEAR ENDED DECEMBER 31,                             SIX MONTH
                     -----------------------------------------------------------        PERIOD ENDED
                            1997                1998                1999                JUNE 30, 2000
                     -------------------- ------------------ ------------------- ----------------------------
Export . . . . . .           $11,964            $  4,878            $  4,886                $  1,822
Foreign . . . . .             44,319              36,923              42,380                  23,176
                     -------------------- ------------------ ------------------- ----------------------------
                             $56,283             $41,801             $47,266                 $24,998
                     ==================== ================== =================== ============================


                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

15.  GEOGRAPHIC INFORMATION (CONTINUED)

The geographic locations of the Company's long-lived and total assets at December 31, 1999 is as follows:

                                                                  EUROPE,
                                           UNITED STATES    PRINCIPALLY FRANCE
                                         ----------------- ---------------------

Property, plant and equipment, net . . .      $  5,428             $  3,701
                                         ================= =====================
Total assets . . . . . . . . . . . . . .       $67,283              $13,860
                                         ================= =====================

16.  DILUTED EARNINGS PER SHARE

The reconciliation of shares used to calculate basic and diluted earnings per common share consists of the following:

                                                      DECEMBER 31,                                    JUNE 30,
                                       -------------------------------------------------------------------------------------
                                          1997              1998               1999               1999               2000
                                       -------------------------------------------------------------------------------------
Weighted-average common
   shares outstanding used to
   calculate basic earnings per
   share . . . . . . . . . . . . . . .  8,600,000          8,649,000          8,683,000          8,683,000         8,683,000
Conversion of Series A
   preferred stock . . . . . . . . . .          -          1,384,000          1,378,000          1,384,000         1,366,000
Net effect of dilutive
   warrants and employee
   stock options based on
   treasury stock method
   using average fair value:
     Warrants . .  . . . . . . . . . .          -                  -            296,000            296,000           662,000
     Employee Stock Options . .                 -                  -            145,000                  -           588,000
     Restricted stock . . . . . . . .           -            194,000                  -                  -                 -
                                        ---------          ---------          ---------          ---------         ---------
Weighted average common
   shares and common share
   equivalents used to calculate
   diluted earnings per
   common share . . . . . . . . . . .   8,600,000         10,227,000         10,502,000         10,363,000        11,299,000
                                        =========         ==========         ==========         ==========        ==========


                             PNY TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
             (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

16.  DILUTED EARNINGS PER SHARE (CONTINUED)

In 1997, diluted net loss per share equals basic net loss per share because the impact of the assumed conversion of Series A preferred stock of 1,402,165 weighted-average shares is anti-dilutive.

During the years 1997, 1998 and 1999, warrants to purchase 657,500, 902,000 and 585,500 common shares of weighted average prices of $12.11, $7.95 and $12.19, respectively, were not included in the computation of diluted earnings per common share because the exercise price of the warrants was greater than the fair value of the common shares and, therefore, the effect would be anti-dilutive.

17.  SUPPLEMENTAL CASH FLOW INFORMATION

The Company purchased inventory from vendors valued at approximately $2,100, $12,900 and $11,400 during 1997, 1998 and 1999, respectively, in exchange for reductions in trade accounts receivable arising from sales transactions to those same vendors.

18.  SUBSEQUENT EVENTS (UNAUDITED)

In July 2000, the Company purchased all equipment, inventories and intangible assets of a memory module manufacturer located in Ireland.

The Company issued 110,000 options through August 15, 2000 under the 1999 Plan with an exercise price of $11.53 and a four year vesting schedule. Since the exercise price is below the fair market value of the Company's common stock, the Company will recognize additional compensation expense in the aggregate of $4,254 over the vesting periods of the options.

                                INSIDE BACK COVER

           Depicted in the center is a globe surrounded by pictures of our four manufacturing facilities located in Parsippany, New Jersey, Bordeaux, France, Santa Clara, California, and Ballivor Ireland.

                                     SHARES





                                   [PNY LOGO]





                                  COMMON STOCK



                                 --------------

                                   PROSPECTUS
                                        , 2000

                                 --------------





                                 LEHMAN BROTHERS


                               ROBERTSON STEPHENS


                             NEEDHAM & COMPANY, INC.


                            FIDELITY CAPITAL MARKETS,
              A DIVISION OF NATIONAL FINANCIAL SERVICES CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth the expenses (other than the underwriting discount and commissions) expected to be incurred by the Registrant while issuing and distributing the securities registered pursuant to this Registration Statement. All amounts other than the SEC registration fee, NASD filing fee and Nasdaq National Market listing fee are estimates.


Registration fee.............................................          $37,950
NASD filing fee..............................................           14,875
Nasdaq National Market listing fee...........................                *
Legal fees and expenses......................................                *
Accounting fees and expenses.................................                *
Printing and engraving.......................................                *
Directors and Officers Insurance.............................                *
Blue sky fees and expenses (including legal fees)............                *
Transfer agent fees..........................................                *
Miscellaneous................................................                *
                                                                ---------------
          Total..............................................   $            *
                                                                ===============

*To be provided by Amendment.

ITEM 14:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Section 145 of the Delaware General Corporation Law permits indemnification of the Registrant's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

           Article V of the Registrant's Restated Bylaws provides that the Registrant shall indemnify its directors and executive officers to the fullest extent authorized by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

           As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

           The Registrant has purchased directors' and officers' liability insurance.

           The underwriting agreement (Exhibit 1.1 hereto) contains provisions by which the underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, and each officer of the Registrant who signs this registration statement, with respect to information furnished in writing by or on behalf of the underwriters for use in the registration statement.

ITEM 15:  RECENT SALES OF UNREGISTERED SECURITIES

           The following is a summary of transactions by the Registrant during the past three years involving sales and issuances of securities that were not registered under the Securities Act of 1933.

           In January 1998, the Registrant granted, for no consideration, 300,000 shares of common stock to a key employee. 216,650 shares of common stock (representing 100% of non-vested shares) were forfeited and retired when this employee resigned from the Registrant.

           In May 1998, the Registrant issued warrants to purchase 316,500 shares of its common stock, at an exercise price of $0.10 per share to two of our directors. Neither of these warrants have been exercised.

           From June 30, 1999 to December 31, 1999, the Registrant granted options to purchase an aggregate of 593,750 shares of common stock to its employees at a weighted average exercise price of $3.00 per share. None of these shares have been exercised.

           From January 1, 2000 to June 30, 2000, the Registrant granted options to purchase an aggregate of 192,000 shares of common stock to its employees at a weighted average price of $6.00 per share. None of these shares have been exercised.

           The sale and issuance of securities in the above transactions were deemed to be exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) or Rule 701 thereof, as transactions by an issuer not involving a public offering under the Securities Act of 1933. Appropriate legends have been or will be affixed to the certificates issued in such transactions.

           Prior to the closing of this offering, the Registrant intends to issue unregistered securities as follows:

           (1)        The Registrant intends to consummate a for stock split.
                      The issuance will be exempt from registration by virtue of
                      Section 3(a)(9) of the Securities Act of 1933.

           (2) The Registrant intends to issue and grant options to purchase an aggregate of approximately shares of common stock to employees under its employee stock option plan. The issuance of these securities will be deemed to be exempt from registration by virtue of Rule 701 under the Securities Act of 1933.

ITEM 16:  EXHIBITS AND FINANCIAL STATEMENTS; SCHEDULES

(a)        EXHIBIT INDEX

        NUMBER                          DESCRIPTION
        ------                          -----------

         1.1      *Form of Underwriting Agreement

         3.1 *Amended and Restated Articles of Incorporation of the Registrant, as currently in effect

         3.2 *Amended and Restated Bylaws of the Registrant, as currently in effect

         4.1 *See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws for the Registrant defining the rights of holders of Common Stock of the Registrant

         4.2      *Specimen Stock Certificate

         5.1 *Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities offered.

         8.1      *Tax Opinion of Milbank, Tweed, Hadley & McCloy LLP

         10.1 *Amended and Restated Loan Agreement, dated February 23, 1996, among Corestates Bank, N.A. Congress Financial Corporation and the Registrant

         10.2 *Security Agreement, dated January 26, 1996, by the Registrant in favor of Congress Financial Corporation.

         10.3 *Registration Rights Agreement, dated August 4, 1995, among the Registrant, GS Capital Partners II, L.P and Affiliated Parties and Gadi Cohen.

         10.4     *Amended Employee Stock Option Plan

         21.1     *List of subsidiaries of the Registrant

         23.1     Consent of Ernst & Young LLP

         23.2     *Consent of Counsel (included in Exhibits 5.1 and 8.1)

         24.1     Power of Attorney (see page II-7)


---------------
* To be filed by amendment.

(b)        Financial Statement Schedules:

           Schedule II - Consolidated Valuation and Qualifying Accounts and Reserves

           Schedules other than those referred to above have been omitted because they are not applicable, are not required or because the information is included elsewhere in the Consolidated Financial Statements or the notes thereto.

ITEM 17:  UNDERTAKINGS

The following undertakings correspond to the specified paragraph designation from Item 512 of Regulation S-K.

(a) EQUITY OFFERING OF NONREPORTING REGISTRANT. The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) ACCELERATION OF EFFECTIVENESS. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)        RULE 430A.  The undersigned registrant hereby undertakes that:

                     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         REPORT OF INDEPENDENT AUDITORS
                         ON FINANCIAL STATEMENT SCHEDULE


To the Stockholders and Board of Directors of PNY Technologies, Inc.

We have audited the consolidated financial statements of PNY Technologies, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, and have issued our report dated March 31, 2000 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                               /s/ ERNST & YOUNG LLP

MetroPark, New Jersey
March 31, 2000

                             PNY TECHNOLOGIES, INC.

                     SCHEDULE II--CONSOLIDATED VALUATION AND
                        QUALIFYING ACCOUNTS AND RESERVES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)



                                  ACCOUNTS RECEIVABLE    INVENTORY VALUATION
                                       ALLOWANCE              ALLOWANCE
                                  --------------------- ----------------------

Balance, December 31, 1996                 $ 1,024                $1,076
Charged to operations                        1,241                 3,861
Write-offs                                  (1,349)               (1,615)
                                  --------------------- ----------------------

Balance, December 31, 1997                     916                 3,322
Charged to operations                          441                 2,295
Write-offs                                    (298)               (1,955)
                                  --------------------- ----------------------

Balance, December 31, 1998                   1,059                 3,662
Charged to operations                           20                 1,175
Write-offs                                     (22)               (2,740)
                                  --------------------- ----------------------
Balance, December 31, 1999                 $ 1,057               $ 2,097
                                  ===================== ======================

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany and State of New Jersey on the 23rd day of August, 2000.


                                PNY TECHNOLOGIES, INC.

                                By  /s/ Gadi Cohen
                                    ----------------------------------------
                                    Gadi Cohen
                                    President and Chief Executive Officer


           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gadi Cohen, Mark J. Ciano and Michael W. Goroff, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 23rd day of August, 2000.

                      Signature                                                     Title
                      ---------                                                     -----
      /s/ Gadi Cohen                                     Chairman of the Board, Director, President and Chief
      -------------------------------------------        Executive Officer (Principal Executive Officer)
      Gadi Cohen


      /s/ Mark J. Ciano                                  Vice President of Finance and Administrative Services
      -------------------------------------------        (Principal Financial Officer and Principal Accounting
      Mark J. Ciano                                      Officer)


      /s/ Jean-Pierre Pucheu                             Director
      -------------------------------------------
      Jean-Pierre Pucheu


      /s/ Michael W. Goroff                              Director
      -------------------------------------------
      Michael W. Goroff


                                                         Director
      -------------------------------------------
      Igal Lichtman


      /s/ Joseph DiSabato                                Director
      -------------------------------------------
      Joseph DiSabato

                                 EXHIBIT INDEX
                                 -------------

        NUMBER                          DESCRIPTION
        ------                          -----------

         1.1      *Form of Underwriting Agreement

         3.1 *Amended and Restated Articles of Incorporation of the Registrant, as currently in effect

         3.2 *Amended and Restated Bylaws of the Registrant, as currently in effect

         4.1 *See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws for the Registrant defining the rights of holders of Common Stock of the Registrant

         4.2      *Specimen Stock Certificate

         5.1 *Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities offered.

         8.1      *Tax Opinion of Milbank, Tweed, Hadley & McCloy LLP

         10.1 *Amended and Restated Loan Agreement, dated February 23, 1996, among Corestates Bank, N.A. Congress Financial Corporation and the Registrant

         10.2 *Security Agreement, dated January 26, 1996, by the Registrant in favor of Congress Financial Corporation.

         10.3 *Registration Rights Agreement, dated August 4, 1995, among the Registrant, GS Capital Partners II, L.P and Affiliated Parties and Gadi Cohen.

         10.4     *Amended Employee Stock Option Plan

         21.1     *List of subsidiaries of the Registrant

         23.1     Consent of Ernst & Young LLP

         23.2     *Consent of Counsel (included in Exhibits 5.1 and 8.1)

         24.1     Power of Attorney (see page II-6)


---------------
* To be filed by amendment.